                           OFFER TO PURCHASE FOR CASH
                                       BY

                       PREFERRED EMPLOYERS HOLDINGS, INC.
     ALL OUTSTANDING SHARES OF ITS COMMON STOCK, $.01 PAR VALUE PER SHARE,
                                       AT
                              $5.00 NET PER SHARE

            THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 PM,
     NEW YORK CITY TIME, ON NOVEMBER 3, 1999 UNLESS THE OFFER IS EXTENDED.

    Preferred Employers Holdings, Inc., a Delaware corporation (the "Company"), hereby offers to purchase all of its issued and outstanding shares of common stock, $.01 par value per share (the "Shares"), at a price of $5.00 per Share, net to the seller in cash (the "Offer Price"), without interest thereon, upon the terms and subject to the conditions set forth in this Offer to Purchase, dated September 17, 1999 (the "Offer to Purchase"), and in the related Letter of Transmittal dated September 17, 1999 (which, together with this Offer to Purchase, constitutes the "Offer"). The Offer is being made to all holders of Shares, including Mr. Mel Harris, the Chairman of the Board of Directors (hereinafter, the "Board of Directors" or the "Board") and Chief Executive Officer of the Company, Mr. Peter E. Kilissanly, President and Chief Operating Officer of the Company, and the other executive officers and directors of the Company listed in Schedule I hereto (collectively, the "Remaining Stockholders"). The Remaining Stockholders will not be tendering any Shares pursuant to the Offer. All Shares validly tendered and not withdrawn will be purchased at the Offer Price upon the terms and subject to the conditions of the Offer. See "The Tender Offer -- 1. Terms of the Offer; Expiration Date."

    THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION OR THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

    The Offer is conditioned upon, among other things, the Company obtaining the Loan (as defined herein). The Offer is not conditioned upon any minimum number of Shares being tendered. See "Introduction" and "The Tender Offer -- 11. Certain Conditions of the Offer."

    The Shares are currently listed and traded on the Nasdaq National Market ("Nasdaq") and are quoted under the ticker symbol "PEGI". On September 16, 1999, the last full day of trading prior to the announcement of the Offer, the closing sale price of the Shares on Nasdaq was $2.75 per share. During the first quarter of 1999, the closing sale price of the Shares was as high as $11.75 per share. STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES AND REVIEW HISTORICAL MARKET INFORMATION WITH RESPECT TO THE SHARES. See "The Tender Offer -- 6. Price Range of Shares; Dividends" and "The Tender Offer -- 10. Effect of the Offer on the Market for the Shares; Quotation and Exchange Act Registration."

    Any stockholder wishing to tender all or any portion of such stockholder's Shares should either (a) complete and sign a Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal and either mail or deliver it with any required signature guarantee and any other required documents to American Stock Transfer & Trust Company (the "Depositary"), and either mail or deliver the stock certificates for such Shares to the Depositary (with all such other documents) or tender such Shares pursuant to the procedure for book-entry delivery set forth in "The Tender Offer -- 3. Procedures for Accepting the Offer and Tendering Shares," or (b) request a broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. Holders of Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact that broker, dealer, commercial bank, trust company or other nominee if such stockholder desires to tender such Shares. Any stockholder who desires to tender Shares and whose certificates for such Shares cannot be delivered to the Depositary or who cannot comply with the procedure for book-entry delivery or whose other required documents cannot be delivered to the Depositary, in any case, by the expiration of the Offer must tender such Shares pursuant to the guaranteed delivery procedure set forth in "The Tender Offer -- 3. Procedures for Accepting the Offer and Tendering Shares." STOCKHOLDERS MUST PROPERLY COMPLETE THE LETTER OF TRANSMITTAL IN ACCORDANCE WITH THE INSTRUCTIONS THEREIN IN ORDER TO EFFECT A VALID TENDER OF THEIR SHARES.

    THE BOARD OF DIRECTORS OF THE COMPANY, BASED ON, AMONG OTHER THINGS, THE UNANIMOUS RECOMMENDATION OF AN INDEPENDENT COMMITTEE OF NON-EMPLOYEE DIRECTORS OF THE BOARD, HAS UNANIMOUSLY APPROVED THE OFFER. HOWEVER, NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO ANY STOCKHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING SHARES AND HAS NOT AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. STOCKHOLDERS ARE URGED TO EVALUATE CAREFULLY ALL INFORMATION CONTAINED IN THIS OFFER TO PURCHASE AND ACCOMPANYING DOCUMENTS, CONSULT THEIR OWN INVESTMENT AND TAX ADVISORS AND MAKE THEIR OWN DECISIONS WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER.

                    The Information Agent for the Offer is:
                               MORROW & CO., INC.
                               September 17, 1999

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
INTRODUCTION................................................     4
SPECIAL FACTORS.............................................     8
  1.  PURPOSE AND BACKGROUND OF THE OFFER; CERTAIN EFFECTS
      OF THE OFFER; PLANS OF THE COMPANY AFTER THE OFFER....     8
  2.  RECOMMENDATION OF THE COMPANY'S BOARD; FAIRNESS OF THE
      OFFER.................................................    13
  3.  OPINION OF ADVEST, INC................................    16
  4.  INTERESTS OF CERTAIN PERSONS IN THE OFFER.............    21
  5.  BENEFICIAL OWNERSHIP OF SHARES........................    22
  6.  FEES AND EXPENSES.....................................    23
  7.  DISSENTERS' RIGHTS....................................    24
THE TENDER OFFER............................................    25
  1.  TERMS OF THE OFFER; EXPIRATION DATE...................    25
  2.  ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES.........    26
  3.  PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING
     SHARES.................................................    27
  4.  WITHDRAWAL RIGHTS.....................................    29
  5.  CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES..........    29
  6.  PRICE RANGE OF SHARES; DIVIDENDS......................    32
  7.  CERTAIN INFORMATION CONCERNING THE COMPANY............    32
  8.  FINANCING OF THE OFFER................................    37
  9.  DIVIDENDS AND DISTRIBUTIONS...........................    38
  10. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES;
      QUOTATION AND EXCHANGE ACT REGISTRATION...............    39
  11. CERTAIN CONDITIONS OF THE OFFER.......................    40
  12. CERTAIN LEGAL MATTERS AND REGULATORY APPROVALS........    41
  13. FEES AND EXPENSES.....................................    42
  14. MISCELLANEOUS.........................................    42
SCHEDULE I   EXECUTIVE OFFICERS AND DIRECTORS OF THE
             COMPANY; REMAINING STOCKHOLDERS................   S-1
SCHEDULE II  ADVEST FAIRNESS OPINION........................   S-4
SCHEDULE III ANNUAL REPORT ON FORM 10-KSB OF THE COMPANY FOR
             THE YEAR ENDED DECEMBER 31, 1998...............   S-7

                   QUARTERLY REPORT ON FORM 10-Q OF THE
                   COMPANY FOR THE QUARTERLY PERIODS ENDED
                   MARCH 31, 1999 AND JUNE 30, 1999

                                   IMPORTANT

     ANY STOCKHOLDER DESIRING TO TENDER ALL OR ANY PORTION OF SUCH STOCKHOLDER'S SHARES SHOULD EITHER (1) COMPLETE AND SIGN THE LETTER OF TRANSMITTAL (OR A FACSIMILE THEREOF) IN ACCORDANCE WITH THE INSTRUCTIONS IN THE LETTER OF TRANSMITTAL AND EITHER MAIL OR DELIVER IT AND ANY OTHER REQUIRED DOCUMENTS TO AMERICAN STOCK TRANSFER & TRUST COMPANY (THE "DEPOSITARY") (AT THE DEPOSITARY'S ADDRESS SET FORTH ON THE BACK COVER OF THIS OFFER TO PURCHASE) AND EITHER DELIVER THE CERTIFICATE(S) EVIDENCING THE TENDERED SHARES TO THE DEPOSITARY ALONG WITH THE LETTER OF TRANSMITTAL OR DELIVER SUCH SHARES PURSUANT TO THE PROCEDURE FOR BOOK-ENTRY TRANSFER SET FORTH IN THIS OFFER TO PURCHASE UNDER "THE TENDER OFFER-3. PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES" OR (2) REQUEST SUCH STOCKHOLDER'S BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE TO EFFECT THE TRANSACTION FOR SUCH STOCKHOLDER. ANY STOCKHOLDER WHOSE SHARES ARE REGISTERED IN THE NAME OF A BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE MUST CONTACT SUCH BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE IF SUCH STOCKHOLDER DESIRES TO TENDER SUCH SHARES.

     ANY STOCKHOLDER WHO DESIRES TO TENDER SHARES AND WHOSE CERTIFICATES EVIDENCING SUCH SHARES ARE NOT IMMEDIATELY AVAILABLE, OR WHO CANNOT COMPLY WITH THE PROCEDURE FOR BOOK-ENTRY TRANSFER ON A TIMELY BASIS, MAY TENDER SUCH SHARES BY FOLLOWING THE PROCEDURE FOR GUARANTEED DELIVERY SET FORTH IN "THE TENDER OFFER-3. PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES."

     QUESTIONS OR REQUESTS FOR ASSISTANCE MAY BE DIRECTED TO THE INFORMATION AGENT AT THE ADDRESS AND TELEPHONE NUMBER SET FORTH ON THE BACK COVER OF THIS OFFER TO PURCHASE. ADDITIONAL COPIES OF THIS OFFER TO PURCHASE, THE LETTER OF TRANSMITTAL AND THE NOTICE OF GUARANTEED DELIVERY MAY ALSO BE OBTAINED FROM THE INFORMATION AGENT OR FROM BROKERS, DEALERS, COMMERCIAL BANKS OR TRUST COMPANIES.

TO THE STOCKHOLDERS OF PREFERRED EMPLOYERS HOLDINGS, INC.:

                                  INTRODUCTION

     Preferred Employers Holdings, Inc., a Delaware corporation (the "Company"), hereby offers to purchase all of its issued and outstanding shares of common stock, $.01 par value per share (the "Shares"), at a price of $5.00 per Share, net to the seller in cash (the "Offer Price"), without interest thereon, upon the terms and subject to the conditions set forth in this Offer to Purchase, dated September 17, 1999 (the "Offer to Purchase"), and in the related Letter of Transmittal, dated September 17, 1999 (which, together with this Offer to Purchase, constitutes the "Offer"). The Offer is being made to all holders of Shares, including Mr. Mel Harris, the Chairman of the Board of Directors (hereinafter, the "Board of Directors" or the "Board") and Chief Executive Officer of the Company, Mr. Peter E. Kilissanly, President and Chief Operating Officer of the Company, and the other executive officers and directors of the Company listed in Schedule I hereto (collectively, the "Remaining Stockholders"). The Remaining Stockholders will not be tendering any Shares pursuant to the Offer. All Shares validly tendered and not withdrawn will be purchased at the Offer Price, upon the terms and subject to the conditions of the Offer. See "The Tender Offer -- 1. Terms of the Offer; Expiration Date."

     The Offer Price will be paid net to tendering stockholders in cash for all Shares purchased. Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the Company's purchase of the Shares pursuant to the Offer. HOWEVER, ANY TENDERING STOCKHOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE, SIGN AND RETURN TO THE DEPOSITARY THE SUBSTITUTE FORM W-9 THAT IS INCLUDED IN THE LETTER OF TRANSMITTAL MAY BE SUBJECT TO REQUIRED BACKUP FEDERAL INCOME TAX WITHHOLDING. SEE "THE TENDER OFFER-3. PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES" OF THIS OFFER TO PURCHASE AND INSTRUCTION 10 OF THE LETTER OF TRANSMITTAL. The Company will pay all charges and expenses of American Stock Transfer & Trust Company, which is acting as the depositary for the Offer (the "Depositary"), and Morrow & Co., Inc., which is acting as the information agent for the Offer (the "Information Agent"), incurred in connection with the Offer. See "Special Factors -- 6. Fees and Expenses" and "The Tender Offer -- 13. Fees and Expenses."

     The Offer is conditioned upon, among other things, the Company obtaining the Loan (as defined herein). The Offer is not conditioned upon any minimum number of Shares being tendered. See "The Tender Offer -- 11. Certain Conditions of the Offer," which sets forth in full the conditions of the Offer.

     The Shares are currently listed and traded on the Nasdaq National Market ("Nasdaq") under the symbol "PEGI". On September 16, 1999, the last full day of trading prior to the announcement of the Offer, the closing sale price of the Shares on Nasdaq was $2.75 per share. During the first quarter of 1999, the closing sale price of the Shares was as high as $11.75 per share. STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES AND REVIEW HISTORICAL MARKET INFORMATION WITH RESPECT TO THE SHARES. See "The Tender
Offer -- 6. Price Range of Shares; Dividends" and "The Tender Offer -- 10. Effect of the Offer on the Market for the Shares; Quotation and Exchange Act Registration."

     THE BOARD OF DIRECTORS OF THE COMPANY, BASED ON, AMONG OTHER THINGS, THE UNANIMOUS RECOMMENDATION OF AN INDEPENDENT COMMITTEE OF NON-EMPLOYEE DIRECTORS OF THE BOARD (THE "INDEPENDENT COMMITTEE"), HAS UNANIMOUSLY APPROVED THE OFFER. HOWEVER, NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO ANY STOCKHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING THEIR SHARES AND HAS NOT AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. STOCKHOLDERS ARE URGED TO EVALUATE CAREFULLY ALL INFORMATION CONTAINED IN THIS OFFER TO PURCHASE AND ACCOMPANYING DOCUMENTS, CONSULT THEIR OWN INVESTMENT

AND TAX ADVISORS AND MAKE THEIR OWN DECISIONS WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER.

     The Independent Committee has reviewed and evaluated the terms of the Offer. Advest, Inc. ("Advest"), financial advisor to the Board of Directors and the Independent Committee, has delivered its opinion to the Board of Directors and the Independent Committee to the effect that the Offer is fair, from a financial point of view, to the stockholders of the Company. A copy of this opinion is attached hereto as Schedule II. Stockholders should read the full text of the Advest opinion for a description of the assumptions made, matters considered and procedures followed in rendering such opinion. See "Special Factors -- 2. Recommendation of the Company's Board; Fairness of the Offer" and "-- 3. Opinion of Advest, Inc." for the various factors considered by the Independent Committee in approving the Offer and in unanimously recommending that the Board approve the Offer.

     The public trading market for the Shares has recently been characterized by low prices and low trading volume. As a result, there is a limited market for the Shares and low trading volumes make it difficult for stockholders to sell large blocks of Shares. The Company is making the Offer to provide stockholders who wish to sell their Shares the opportunity to do so at a fair price and at a premium over recent market prices. The Company believes that its purchase of Shares pursuant to the Offer represents an attractive long-term investment that will benefit the Company, the Remaining Stockholders (who are not participating in the Offer) and the stockholders who elect to not tender their Shares pursuant to the Offer. The Remaining Stockholders, including Mr. Mel Harris, the Chairman of the Board and Chief Executive Officer, and Mr. Peter E. Kilissanly, the President and Chief Operating Officer of the Company, will not be tendering any Shares pursuant to the Offer and have advised the Company that they wish to retain their Shares. See "Special Factors -- 1. Purpose and Background of the Offer; Certain Effects of the Offer; Plans of the Company After the Offer."

     Certain Effects of the Offer

     As of June 30, 1999, there were (i) 5,247,085 Shares issued and outstanding, (ii) 529,412 Shares held in the treasury of the Company, (iii) 1,000,000 Shares reserved for future issuance pursuant to outstanding stock options under the Company's 1996 Stock Option Plan, as amended (the "Stock Options"), including Stock Options currently exercisable for 818,000 Shares,
(iv) 1,170,556 Shares issuable upon the conversion of the Company's 7% Convertible Subordinated Notes due May 2003 (the "Notes"), and (v) 373,800 Shares issuable upon the exercise of outstanding warrants. Prior to the announcement of the Offer, there were approximately 411 holders of record of the issued and outstanding Shares. As of August 31, 1999, the Remaining Stockholders beneficially owned 2,278,634 Shares, or approximately 34.1% of the outstanding Shares on a fully diluted basis (approximately 36.8% of Shares issued and outstanding) and Mr. Mel Harris, individually, beneficially owned 2,014,706 Shares, or approximately 30.1% of the outstanding Shares on a fully diluted basis (approximately 36.3% of Shares issued and outstanding).

     The Remaining Stockholders, including Mr. Harris, will not be tendering any Shares pursuant to the Offer. Consequently, after the completion of the Offer, the Remaining Stockholders, including the directors and executive officers of the Company, will own a greater percentage of the Company. As a result, after the completion of the Offer, the Remaining Stockholders will be able to exert greater control over the business affairs and management of the Company than that which they were able to exert prior to the Offer. In addition, the higher percentage of beneficial ownership by the Remaining Stockholders that in all likelihood will result upon the completion of the Offer will make it more difficult to remove directors and change the Company's management without the approval of the Remaining Stockholders. Further, if a sufficient number of Shares are tendered pursuant to the Offer, Mr. Harris may become the beneficial owner of in excess of 50% of the outstanding Shares. In such event, Mr. Harris will have effective control of the Company since he will, acting alone, have the ability to elect all of the members of the Board.

     The tendering of Shares pursuant to the Offer will reduce the number of Shares that could otherwise be traded publicly and could materially and adversely affect the liquidity and market value of the remaining Shares held by the public. The Shares are currently listed and traded on Nasdaq. Although the Company has no present intention to delist the Shares, the tendering of Shares pursuant to the Offer could result in a delisting of the Shares from Nasdaq as a result of, among other reasons, a reduction in the number of stockholders of record or market capitalization. Nasdaq requires that the Company maintain a minimum of 400 stockholders. As of August 31, 1999, the Company had approximately 411 stockholders of record. Consequently, a delisting of the Shares may occur if even a small number of stockholders tender pursuant to the Offer. A delisting of the Shares will further reduce the liquidity of the Shares and, in such event, there can be no assurances given that the non-tendering stockholders will be able to find willing buyers for their Shares. See "Special Factors -- 1. Purpose and Background of the Offer; Certain Effects of the Offer; Plans of the Company after the Offer" and "The Tender Offer -- 10. Effect of the Offer On the Market For the Shares; Quotation and Exchange Act Registration."

     The Company is required to file periodic reports with the Securities and Exchange Commission (the "Commission") pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). A reduction in the number of the Company's stockholders to less than 300 holders may result in the Company no longer being subject to the Commission's reporting requirements. The Company has no present intention or plans to apply to the Commission to terminate its obligations to file periodic reports after the completion of the Offer. However, no assurances can be given that the Company will not seek to do so in the future in the event the number of record holders of Shares at any time falls below 300 holders. Termination of the Company's reporting requirements would substantially reduce the public information available concerning the Company. See "Special Factors -- 1. Purpose and Background of the Offer; Certain Effects of the Offer; Plans of the Company after the Offer" and "The Tender Offer -- 10. Effect of the Offer On the Market For the Shares; Quotation and Exchange Act Registration."

     The Company expects to expend a significant amount of its cash and investments (approximately $16.5 million) and to incur substantial additional indebtedness (approximately $7.5 million) in connection with the Offer, assuming all of the Shares, other than the Shares held by the Remaining Stockholders and all of the Shares issuable upon the conversion of the Notes, are tendered pursuant to the Offer. As a result, upon the completion of the Offer, the Company expects that it will have substantially less cash and investments available for working capital and/or for other uses, including for any possible acquisitions by the Company. In addition, the Company's debt service requirements will increase as a result of the additional indebtedness incurred in connection with the Offer. See "Special Factors -- 1. Purpose and Background of the Offer; Certain Effects of the Offer; Plans of the Company After the Offer," "The Tender Offer -- 7. Certain Information Concerning the Company."

     Finally, the Offer may affect the Company's ability to qualify for "pooling of interests" accounting treatment for any acquisition effected within the two years following the Offer, to the extent such accounting treatment remains available under applicable regulations.

     Description of Business

     The Company engages in the following activities:

     - it provides temporary registered nurses and other professional medical personnel primarily to client hospitals;

     - it sells, on behalf of others, business insurance, including workers' compensation, property, liability, casualty, and other types of coverage, and provides risk management services, including cost containment, safety management and claims management services, designed for segments of the franchise industry (particularly fast food restaurants, family-style restaurants and convenience stores); and

     - it provides reinsurance for certain workers' compensation and employers' liability insurance policies it sells.

     Employee Staffing. In March and August 1998, the Company acquired businesses providing temporary registered nurses and other professional medical personnel (often referred to as "Travelers") mainly to client hospitals. Travelers serve clients for periods ranging from 8 to 52 weeks and function essentially as permanent hospital staff rather than short-term, supplemental staff.

     Insurance. The Company is engaged in the property and casualty insurance business and has conducted business as a general agent principally on behalf of the American International Group of Companies ("AIG"), General Accident Insurance Company ("General Accident") and Kemper Insurance Companies ("Kemper") and as a reinsurer for certain workers' compensation insurance policies written by the Company on behalf of affiliates of AIG. Pursuant to general agency agreements, the Company is authorized to solicit and bind insurance contracts on behalf of the insurers, collect and account for premiums on business it writes, and request cancellation or nonrenewal of any policy it places. The Company has written workers' compensation insurance since its inception in 1988 and in late 1995 began writing other forms of property and casualty insurance (such other forms of insurance being hereinafter referred to as "Package") for family style and fast food restaurants as a general agent for General Accident. In June 1996, General Accident advised the Company that it would no longer accept Package insurance risks for fast food restaurants. As a result, the Company became a general agent for Kemper during March 1997, through which it wrote Package as well as other forms of property and casualty insurance and workers' compensation insurance. In September 1998, Kemper advised the Company that it would no longer accept Package insurance risks for fast food restaurants but retained its contract with the Company to serve as a program administrator for certain risks. In June 1999, the Company entered into an agreement with a division of United States Fidelity and Guaranty Company to provide Package insurance for franchise, fast-food and family-style restaurants. The Board of Directors has in the past considered and evaluated a possible sale of all or a significant part of its insurance business. The Company has determined not to pursue a sale of its insurance business at this time. However, there can be no assurance given that the Company will not consider such a sale, or consummate any transaction involving a significant part of its insurance business, following the consummation of the Offer.

     Reinsurance. Through a wholly-owned Bermuda subsidiary, the Company entered into a reinsurance agreement with affiliates of AIG pursuant to which it acts as a reinsurer with respect to certain workers' compensation and employer's liability insurance policies in force with policy inception dates as of January 1, 1996 and subsequent which are written by the Company on behalf of affiliates of AIG.

     Business Strategy

     Management of the Company believes that the Company has substantial opportunities for growth which include leveraging the Company's capabilities and expertise in workers' compensation and risk management in employee staffing and related businesses. In particular, management believes that by combining the Company's existing expertise in insurance matters with strategic acquisitions of employee staffing businesses, the Company believes it can reduce the operating expenses typically associated with these operations and increase the products the Company offers its existing clients and staffing employees.

     The Company's current strategy for growth includes:

     - seeking to enter additional segments of the staffing industry through selective acquisitions of employee staffing operations;

     - utilizing the Company's core competencies to improve the efficiency and profitability of staffing companies the Company acquires;

     - focusing the Company's employee staffing operations on industry specific segments without regard to geographic boundaries;

     - continuing to capitalize on the Company's business of selling business insurance and providing risk management services to franchise and related companies; and

     - growing the Company's existing insurance business by offering workers' compensation and other business insurance products, along with risk management services, to select industries.

     With regard to the Company's employee staffing business, the Company is not seeking to become a staffing generalist. The Company is seeking to provide highly compensated professionals to target industries which are not sensitive to significant changes in economic conditions, where professionals serving the industry are more highly compensated, where there is a shortage of technical professionals to fill high demand, where the industry imbalance of supply and demand is expected to continue into the future and where the Company can manage workers' compensation and healthcare risks at a profitable rate.

     The Company's ability to implement its growth strategy, including its acquisition strategy, may be materially and adversely affected by the consummation of the Offer as a result of, among other reasons, the expected use of a substantial amount of the Company's cash, and the substantial additional indebtedness that is expected to be incurred in connection with the Offer. In addition, the Shares may be delisted from Nasdaq upon the completion of the Offer which will adversely affect the Company's ability to use its Shares in connection with any possible acquisitions in the future. See "Special
Factors -- 1. Purpose and Background of the Offer; Certain Effects of the Offer; Plans of the Company After the Offer" and "The Tender Offer -- 8. Financing of the Offer."

     Other Information

     The Company has filed with the Commission, pursuant to the Exchange Act, an Issuer Tender Offer Statement on Schedule 13E-4 ("Schedule 13E-4") and a Rule 13E-3 Transaction Statement on Schedule 13E-3. The term, "Expiration Date," means 5:00 p.m., New York City time, on November 3, 1999, unless and until the Company, in its sole discretion, shall have extended the period during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Company, shall expire. See "The Tender Offer -- 1. Terms of the Offer; Expiration Date."

     This Offer to Purchase and the accompanying documents contain information required to be disclosed by the Exchange Act and the rules and regulations promulgated thereunder, including financial information regarding the Company, a description of the terms, conditions and background of the Offer, and the procedures for tendering Shares for purchase.

     THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                                SPECIAL FACTORS

1. PURPOSE AND BACKGROUND OF THE OFFER; CERTAIN EFFECTS OF THE OFFER; PLANS OF THE COMPANY AFTER THE OFFER

     Purpose of the Offer. The public trading market for the Shares has recently been characterized by low prices and low trading volume. As a result, there is a limited market for the Shares and low trading volumes make it difficult for stockholders to sell large blocks of Shares. The Company is making the Offer to provide stockholders who wish to sell their Shares the opportunity to do so at a fair price and at a premium over recent market prices. The Company believes that its purchase of Shares pursuant to the Offer represents an attractive long-term investment that will benefit the Company, the Remaining Stockholders (who are not participating in the Offer) and the stockholders who elect to not tender their Shares pursuant to the Offer.

     The Offer will enable stockholders, if they so desire, to sell a portion of their Shares while retaining a continuing equity interest in the Company. The Offer may provide stockholders who are considering a sale of all or a portion of their Shares the opportunity to sell those Shares for cash without the usual transaction costs associated with open-market sales. The purchase of Shares in the Offer will reduce the number of stockholders of record of the Company. A reduction in the number of stockholders of the Company may result in the delisting of the Shares from Nasdaq and may result in the termination of the Company's reporting obligations under the Exchange Act. See "-- Certain Effects of the Offer; Plans of the Company After the Offer" and "The Tender Offer -- 10. Effect of the Offer on the Market for the Shares; Quotation and Exchange Act Registration."

     For stockholders who do not tender, there is no assurance that the price of the Shares will not trade below the price currently being offered by the Company pursuant to the Offer. For stockholders who do tender, the trading price of Shares may increase as a result of the Offer or an unexpected offer and/or acquisition by a third party.

     THE BOARD OF DIRECTORS, BASED ON, AMONG OTHER THINGS, THE UNANIMOUS RECOMMENDATION OF THE INDEPENDENT COMMITTEE, HAS UNANIMOUSLY APPROVED THE OFFER. HOWEVER, NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO ANY STOCKHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ANY OR ALL OF SUCH STOCKHOLDER'S SHARES AND HAS NOT AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. STOCKHOLDERS ARE URGED TO EVALUATE CAREFULLY ALL INFORMATION CONTAINED IN THIS OFFER TO PURCHASE AND ACCOMPANYING DOCUMENTS, CONSULT THEIR OWN INVESTMENT AND TAX ADVISORS AND MAKE THEIR OWN DECISIONS WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER.

     Shares the Company acquires pursuant to the Offer will be held in the Company's treasury and will be available for the Company to issue without further stockholder action (except as required by applicable law). Such Shares could be issued without stockholder approval for such purposes as, among others, the acquisition of other businesses or the raising of additional capital.

     Background to the Offer. The Company completed an initial public offering of its common stock in February 1997. During 1997, the Company announced a business plan, which included growth and acquisition strategies aimed at enhancing stockholder value by seeking to diversify into other business operations that would complement the Company's existing insurance operations and allow the Company to leverage its core insurance competencies. In an effort to implement its growth strategy, the Company considered acquiring professional employer organizations ("PEOs"), which provide integrated human resource administration and risk management services, and leveraging the Company's experience in workers' compensation and employee benefits. However, the Company subsequently concluded that the acquisition of PEOs would in all likelihood result in low profit margins and high risk, which made pursuit of this strategy impracticable.

     In 1998, the Company continued to focus on increasing stockholder value through acquisitions, shifting its focus from acquiring PEOs to acquiring professional employee staffing companies. In March 1998, the Company purchased substantially all of the assets of HSSI Travel Nurse Operations, Inc., a professional healthcare staffing company. In August 1998, the Company consummated the merger of National Explorers and Travelers Healthcare, Inc. ("NET Healthcare") with and into Preferred Healthcare Staffing, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company ("Preferred Staffing"). During the latter part of 1998 and 1999, the Company expanded the scope of its staffing acquisition strategy, analyzing over thirty potential target companies and executing several letters of intent to acquire staffing companies in Texas and California. In each instance, however, the Company concluded that, in light of market conditions at the time, it would not be prudent to consummate such transactions.

     The Company believes that its inability to fully implement its previously announced growth and acquisition strategies resulted in a loss of market support for the Company. The Company believes that such a loss of support was the primary reason for the recent significant decline in the Company's stock trading price. As a result, the Company considered numerous alternatives aimed at regaining market support and enhancing stockholder value. Since February 1999, the Company considered and evaluated various alternatives to enhance stockholder value such as a reverse stock split and a spinoff of the Company's insurance business. During this period, members of the Company's management received requests from certain stockholders that the Company furnish such stockholders with the ability to liquidate their investment in the Company at a fair price (which had not been reflected in the Company's trading price).

     The Company elected to not pursue a reverse stock split because it concluded that it would not necessarily have the desired effect of enhancing stockholder value and enabling stockholders to liquidate their investment in the Company at a fair price if they so desired. Specifically, the Company considered, among other things, the small float for the Shares and the number of record holders, and determined that such factors, among others would make it difficult for such a transaction to have a meaningful positive impact on the trading price of, and market for, the Shares. Consequently, the Company concluded that such a transaction would not achieve the desired results.

     Similarly, the Company elected not to pursue a spinoff of its insurance operations because it believed that the decreased operations of the Company, after giving effect to the transaction, would make it difficult for the Company to meet its stated business objectives, including its earnings and other financial objectives. The Company thus concluded that the benefits of completing a spinoff were too uncertain and would not necessarily achieve the Company's desired results of enhancing stockholder value, or otherwise positively affect the market for the Shares and enable the Company's stockholders to liquidate their investment at a fair price. The Company also considered and evaluated the possible sale of all or a significant part of its insurance business, but ultimately determined not to pursue such a sale due to the market conditions at that time affecting the workers' compensation insurance business in which the Company principally operates.

     In light of the foregoing and on the basis of communications by the Company with its stockholders, including those unaffiliated with the Remaining Stockholders, in which such stockholders requested that the Company consider ways in which it could enhance stockholder value and/or furnish such stockholders with the ability to liquidate their investment in the Company at a fair price, the Company's founder, Chairman of the Board, Chief Executive Officer and principal stockholder, Mr. Mel Harris, decided to investigate the feasibility of causing the Company to purchase all of the Company's Shares not held by Mr. Harris and the other directors and executive officers of the Company. Mr. Peter E. Kilissanly, President and Chief Operating Officer of the Company and the other members of management participated in evaluating this alternative.

     On August 31, 1999, at a Special Meeting of the Board of Directors, the proponents of the Offer, including Mr. Harris, presented the Board with the proposed Offer for consideration. At such Special Meeting, the Board of Directors appointed three independent directors to serve as the Independent Committee and charged them with the responsibility of reviewing and considering the terms of the Offer. The Independent Committee was asked to make a determination regarding whether the Offer was fair to the stockholders of the Company. See "Special Factors -- 2. Recommendation of the Company's Board; Fairness of the Offer."

     On September 1, 1999, the Company contacted City National Bank of Florida ("City National"), the lender to one of its subsidiaries, regarding the availability of financing for the Offer.

     On September 1, 1999, the Board engaged Advest as the independent financial advisor for the Board and the Independent Committee for the purpose of evaluating the fairness of the Offer, from a financial point of view, to the unaffiliated stockholders of the Company. On September 1, 1999, the Independent Committee also engaged Baer Marks & Upham LLP as its legal counsel for the purpose of advising the Independent Committee regarding its duties and responsibilities with respect to the Offer. Baer Marks & Upham LLP has acted as counsel for the Company and Mr. Harris in the past and may provide legal services to the Company and Mr. Harris in the future.

     On September 9, 1999, the Independent Committee held a meeting to discuss the proposed terms of the Offer and possible alternative transactions. Representatives for Advest and Baer Marks & Upham LLP attended the meeting.

     On September 10, 1999, City National furnished the Company with a commitment (subject to completion of its due diligence) to loan the Company $7.5 million in connection with the Offer. See "The Tender Offer -- 8. Financing of the Offer."

     On September 13, 1999, the Independent Committee held a meeting, approved the Offer and determined that the consideration to be received by the stockholders pursuant to the Offer was fair to the stockholders. The Independent Committee unanimously recommended that the Board approve the Offer.

     On September 13, 1999, the Board of Directors held a meeting and unanimously approved the Offer.

     On October 12, 1999, the Company and City National executed a definitive loan and security agreement whereby City National agreed to extend credit to the Company in the original principal amount of $7.5 million, subject to certain conditions. See "The Tender Offer -- 8. Financing of the Offer."

     Certain Effects of the Offer; Plans of the Company after the Offer

     Impact on Tendering Stockholders. Stockholders who sell Shares to the Company in response to the Offer will receive the Offer Price in cash. The sale of Shares in response to the Offer will have federal income tax consequences to the selling stockholders and may have tax consequences under applicable state, local and other tax laws. See "The Tender Offer -- 5. Certain U.S. Federal Income Tax Consequences."

     Impact on Non-Tendering Stockholders. The purchase of Shares as a result of the Offer will decrease the Company's stockholders' equity per Share because the Offer Price will be greater than the Company's stockholders' equity per Share of $2.62 at June 30, 1999. The Shares purchased by the Company pursuant to the Offer will be held in the Company's treasury and will constitute authorized but unissued Shares.

     The tendering of Shares pursuant to the Offer will reduce the number of Shares that could otherwise be traded publicly and could materially and adversely affect the liquidity and market value of the remaining Shares held by the public. The Shares are currently listed and traded on Nasdaq. Although the Company has no present intention to delist the Shares, the consummation of the Offer could result in a delisting of the shares from Nasdaq as a result of, among other reasons, a reduction in the number of stockholders of record or market capitalization. Nasdaq requires that the Company maintain a minimum of 400 stockholders. As of August 31, 1999, the Company had approximately 411 stockholders of record. Consequently, a delisting of the Shares may occur if even a small number of stockholders tender pursuant to the Offer. A delisting of the Shares will further reduce the liquidity of the Shares and, in such event, there can be no assurances given that stockholders of the Company will be able to find willing buyers for their Shares. See "The Tender Offer -- 10. Effect of the Offer On the Market For the Shares; Quotation and Exchange Act Registration."

     The Company is required to file periodic reports with the Commission pursuant to Section 13 of the Exchange Act. A reduction in the number of the Company's stockholders to less than 300 holders may result in the Company no longer being subject to such reporting requirements. The Company has no present intention or plans to apply to the Commission to terminate its duty to file periodic reports after the completion of the Offer. However, no assurances can be given that the Company will not seek to do so in the future in the event the number of record holders of Shares at any time falls below 300 holders. Termination of the Company's reporting requirements would substantially reduce the public information available concerning the Company. See "The Tender
Offer -- 10. Effect of the Offer On the Market For the Shares; Quotation and Exchange Act Registration."

     The purchase of Shares by the Company will increase the percentage ownership of Shares held by non-tendering stockholders, including the Remaining Stockholders. See "Schedule I -- Directors and Executive Officers; Remaining Stockholders." Therefore, the Remaining Stockholders, which include the current officers and directors of the Company, will be able to exert greater control over the business affairs and management of the Company than that which they were able to exert prior to the consummation of the Offer. After completion of the Offer, it may be more difficult to remove directors and change the Company's management without the approval of the Remaining Stockholders. Further, if a sufficient number of Shares are tendered pursuant to the Offer, Mr. Mel Harris, Chairman of the Board and Chief Executive Officer of the Company, may become the beneficial owner of in excess of 50% of the outstanding Shares. In such event, Mr. Harris will have effective control of the Company since he will, acting alone, have the ability to elect all of the members of the Board.

     The Company has never declared nor paid any cash dividends on its common stock and does not anticipate paying cash dividends in respect of its common stock in the foreseeable future. Any payment of cash dividends in the future will be at the discretion of the Company's Board of Directors and will depend upon, among other things, its earnings (if any), financial condition, cash flows, capital requirements and other relevant considerations, including applicable contractual restrictions and governmental regulations with respect to the payment of dividends. The Company does not anticipate any change to the current dividend policy. See "The Tender Offer -- 9. Dividends and Distributions".

     Impact on the Company. The Company expects to expend a significant amount of its cash and investments (approximately $16.5 million) and to incur substantial additional indebtedness (approximately

$7.5 million) in connection with the Offer. As a result, upon the completion of the Offer, the Company expects that it will have substantially less cash and investments available for working capital and for other uses, including for any possible acquisitions by the Company. In addition, the Company's debt service requirements will increase as a result of the additional indebtedness incurred by the Company in connection with the Offer. See "The Tender Offer -- 7. Certain Information Concerning the Company."

     The Offer may affect the Company's ability to qualify for "pooling of interests" accounting treatment for any acquisition effected within the two years following the Offer, to the extent such accounting treatment remains available under applicable regulations.

     The reduction in the number of outstanding Shares pursuant to the Offer will trigger an adjustment under the Company's 1996 Stock Option Plan in the maximum number and kind of Shares available for issuance under the 1996 Stock Option Plan, and the number, kind, and price for each Share subject to any then-outstanding options under the 1996 Stock Option Plan to account for the resulting reduction in the number of issued and outstanding Shares. However, pursuant to the terms of the 1996 Stock Option Plan, no such adjustment will be made if such adjustment would (i) cause the 1996 Stock Option Plan to be noncompliant with Section 422 of the Internal Revenue Code (the "Code") or with Rule 16b-3 of the Exchange Act (if applicable); or (ii) be considered as an adoption of a new stock option plan requiring the approval of the Company's stockholders.

     Plans for the Company After the Offer. It is expected that following the Offer, the business and operations of the Company will be continued by the Company substantially as they are currently being conducted by management. The Company's growth strategy includes entering into additional segments of the staffing industry through selective acquisitions of employee staffing operations. The Company's ability to implement its growth strategy, including its acquisition strategy, may be materially and adversely affected by the consummation of the Offer as a result of, among other reasons, the delisting of the Shares from Nasdaq, the use by the Company of a significant amount of its cash, and the Company's incurrence of substantial additional indebtedness. In addition, the consummation of the Offer will in all likelihood have a material and adverse effect on the liquidity of the Shares which will, in turn, materially and adversely affect the Company's ability to use the Shares in connection with any possible future acquisitions. See "Introduction," "The Tender Offer -- 8. Financing of the Offer" and "The Tender Offer -- 10. Effect of the Offer on the Market for the Shares; Quotation and Exchange Act Registration."

     Except for the Offer and as otherwise described in this Offer to Purchase, the Company does not have any present plans or proposals which relate to or would result in an extraordinary corporate transaction, such as a merger, reorganization, liquidation, relocation of any operations of the Company or sale or transfer of a material amount of assets involving the Company or any of its subsidiaries, or any changes in the Company's capitalization or any other change in the Company's corporate structure or business or the composition of its management, or any change in the Company's certificate of incorporation, bylaws or any other actions which may impede the acquisition of control of the Company by any person. However, the Company will continue to review its business plan and strategic direction and in such process may develop additional strategies for internal growth through expansion of products and services or growth through acquisitions.

     The Board of Directors has in the past considered and evaluated a possible sale of all or a significant part of its insurance business. Although the Company has determined not to pursue such a sale at this time, there can be no assurance given that the Company will not consider such a sale, or consummate any transaction involving a significant part of its insurance business, following the consummation of the Offer.

     The Company has filed with the Commission pursuant to the Exchange Act, a
Schedule 13E-4 and a Rule 13e-3 Transaction Statement on Schedule 13E-3. The term "Expiration Date" means 5:00 p.m., New York City time, on November 3, 1999, unless and until the Company, in its sole discretion, shall have extended the period during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Company, shall expire. See "The Tender Offer -- 1. Terms of the Offer; Expiration Date."

     Following completion of the Offer, the Company may repurchase additional Shares in the open market, in privately negotiated transactions or otherwise. Any such purchases may be on the same terms or on terms which are more or less favorable to stockholders than the terms of the Offer. Rule 13e-4 under the Exchange Act prohibits the Company and its affiliates from purchasing any Shares, other than pursuant to the Offer, until at least ten business days after the Expiration Date. Any possible future purchases by the Company will depend on many factors, including the market price of the Shares, the results of the Offer, the Company's business and financial position and general economic and market conditions.

     It is expected that following the consummation of the Offer, the Company's current management, under the general direction of the Company's Board of Directors, will continue to manage the Company as an ongoing business.

2.  RECOMMENDATION OF THE COMPANY'S BOARD; FAIRNESS OF THE OFFER

     Recommendation of the Board and the Independent Committee. On September 13, 1999, the Independent Committee determined that the Offer is fair to the stockholders of the Company and approved the Offer. On September 13, 1999, the Board of Directors also unanimously determined that the Offer is fair to the stockholders of the Company. However, the Board of Directors and the Independent Committee will not make any recommendation to stockholders as to whether to tender or refrain from tendering any Shares pursuant to the Offer.

     Fairness of the Offer. The Board and the Independent Committee considered, relied upon and adopted the analyses of Advest described below under the caption "-- 3. Opinion of Advest, Inc." in connection with their evaluation of the Offer. In doing so, the Board and the Independent Committee considered, among others, the following factors, each of which supported such determinations:

          a. the current market prices and the historical market prices of the Shares;

          b. the low trading volume and the lack of market support for the Shares and the Company's failure to fully execute its previously announced growth strategy and marketing plans;

          c. the written and oral presentations of Advest and its opinion furnished to the Board and the Independent Committee that the consideration to be offered to the stockholders is fair to such stockholders from a financial point of view and the report and analyses presented by Advest, which included the following analyses: a historical trading and premiums paid analysis, a comparable public company analysis, a historical transaction analysis and a discounted cash flow analysis, which valued the Company as a going concern;

          d. the intention of the Remaining Stockholders to continue the business as a going concern, which makes any consideration of liquidation highly unlikely;

          e. other potential alternatives to the Company, such as a reverse stock split and a spinoff;

          f. the indication by the principal stockholder of the Company that he would not vote in favor of a sale of the Company as a going concern, which would make any such sale difficult to achieve, even if the Company could find a suitable purchaser; and

          g. the structure of the Offer, which was designed, among other things, to provide for a voluntary transaction in which stockholders of the Company may or may not participate in the Offer and, if they elect to so participate, they could receive cash consideration for their Shares at a substantial premium over current market prices at the earliest practicable time without any brokerage fees.

          Current Market Prices and Historical Market Prices. In reaching their determination that the consideration offered to unaffiliated security holders constitutes fair value, the Board and the Independent Committee adopted the analyses of Advest and further considered, in relation to current market prices, (i) the $5.00 net per Share cash consideration to be paid to the stockholders in the Offer, which represents a premium of approximately 74% per Share over the closing sales price on September 7, 1999, and a premium of approximately 74% over the closing sales price two weeks preceding such date. In addition, the Board and the Independent Committee concluded that the current market prices of the Shares were undervalued in the public markets primarily as a result of, among other reasons, (i) the Company's failure to meet certain financial estimates prepared by analysts, (ii) the Company's failure to fully execute its previously announced growth strategy and marketing plans, (iii) the low trading volume and public float of the Shares, (iv) the market's negative reaction to the Company engaging in seemingly different lines of business (i.e. insurance/reinsurance business and the employee staffing business), and (v) inadequate analyst coverage and market support for the Company's Shares. The Board and the Independent Committee concluded that the foregoing factors resulted in a recent trading price per Share that does not reflect the actual value of the Shares or the actual financial performance and future prospects of the Company. As a result, the Board and the Independent Committee determined that, while current trading prices were of limited value for the purpose of evaluating the intrinsic value of the Shares, such prices were relevant for the purpose of evaluating the fairness of the Offer as it provided tendering stockholders with liquidity at a premium over such market prices.

          With respect to the historical market prices of the Shares, the Board and the Independent Committee determined that such prices were not an accurate indicator of the intrinsic value of the Company or the fairness of the Offer. The Company believes that such historical market prices factored into account the Company's previously announced growth and acquisition strategies and the initial implementation of such strategies. The Company has since failed to continue to successfully implement such strategies. The Company believes that any determination regarding the intrinsic value of the Shares must necessarily take into account the actual experiences of the Company in implementing its business plan, and whether in fact the Company has been able to achieve its stated business objectives. The Board and the Independent Committee believed that historical trading prices based, as they were, on conditions that no longer exist, should be discounted and are of limited value in evaluating the fairness of the Offer, including the Offer Price.

          Net Book Value. The Board and the Independent Committee did not take into consideration the book value of the Company because it believed that book value did not reflect the fair value of the Company because the Company is primarily in a service business with limited tangible assets. The Company's net book value was also substantially lower than the values resulting from any of the analyses of Advest.

          Going Concern Value. The Board, the Independent Committee and the Remaining Stockholders also considered and adopted Advest's valuation analysis of the Company, which included three separate valuation methods -- Selected Comparable Public Company Analysis, Comparable Transactions Analysis and Discounted Cash Flow Analysis -- that are driven by earnings and based upon the going concern value of the Company. See
     "-- 3. Opinion of Advest, Inc." The Board and the Independent Committee felt that these analyses, as well as the premiums over current market price, were the principal elements of the fairness of the Offer, including the Offer Price.

          Liquidation Value. The Board, the Independent Committee and the Remaining Stockholders have determined that evaluating the fairness of the Offer Price on the basis of the liquidation value of the Company is inappropriate given that (i) a significant portion of the Company's overall business is in the service sector (i.e., the employee staffing business) which has limited tangible assets; and (ii) such a liquidation value approach would therefore not accurately reflect the true value of the Company as a whole. Advest has advised the Board of its agreement with the Company that a determination of the fairness of the Offer Price on the basis of the liquidation value of the Company would be inappropriate. Further, the Board, the Independent Committee and the Remaining Stockholders considered the intention of the Remaining Stockholders to continue the business as a going concern, which made any consideration of liquidation irrelevant for the present. As a result of the foregoing, the Board, the Independent Committee and the Remaining Stockholders rejected the liquidation value of the Company as a basis for evaluating the fairness of the Offer, including the Offer Price.

          Other Alternatives. The Board and the Independent Committee also considered other potential alternatives to the Offer such as a reverse stock split and a spinoff, but such alternatives were believed to be impractical. See "-- 1. Purpose and Background of the Offer; Certain Effects of the Offer; Plans of the Company After the Offer." It should be noted, however, that the Board and the Independent Committee did not consider a sale of the Company to a third party in light of the position of the principal stockholder that he would not support or vote in favor of a sale of the Company.

     The Board and the Independent Committee also considered the average trading volume of the Shares, and the fact that the Offer Price would be payable in cash and without any brokerage fees, thus eliminating any uncertainties in valuing the consideration to be received by the Company's stockholders.

     The Board and the Independent Committee evaluated the various factors listed above in light of their knowledge of the business, financial condition and prospects of the Company and considered and adopted the opinion and analyses of Advest. In light of the number and variety of factors that the Board and the Independent Committee considered in connection with their evaluation of the Offer, the Board and the Independent Committee did not find it practicable to assign relative weights to the foregoing factors, and, accordingly, the Board and the Independent Committee did not do so. The Board and the Independent Committee, however, gave significant weight to the recent current market prices of the Shares and the going concern analyses of Advest, and the other factors specified in clauses (a) through (g), inclusive, above.

     The Board, the Independent Committee and the Remaining Stockholders also determined that the Offer is procedurally fair to the stockholders of the Company because, among other things (i) the Independent Committee was charged with the responsibility of reviewing and evaluating the terms of the Offer on behalf of the stockholders, (ii) the Board retained Advest to render a fairness opinion to the Board and the Independent Committee with respect to the Offer,
(iii) the Independent Committee engaged separate legal counsel (Baer Marks & Upham LLP) and were advised by Baer Marks & Upham LLP regarding their duties and responsibilities with respect to the Offer, and (iv) there were deliberations pursuant to which the Independent Committee evaluated the Offer.

     The Offer does not require the approval of a majority of unaffiliated security holders. The Independent Committee did not retain an unaffiliated representative other than Advest which advised all of the directors including the Independent Committee. The Board and the Independent Committee nevertheless believe that the Offer is procedurally fair to the stockholders of the Company for the reasons specified in clauses (i) through (iv), inclusive, above. All directors of the Company, including the Independent Committee who are not employees of the Company, have approved the Offer.

     On September 9, 1999, the Independent Committee held a meeting to discuss the proposed terms of Offer and possible alternative transactions. Representatives for Advest and Baer Marks & Upham LLP attended the meeting. As part of its deliberations, members of the Independent Committee questioned Advest and Baer Marks & Upham LLP with respect to the Advest Opinion, including the assumptions, projections and data used by Advest in arriving at its conclusion. On September 13, 1999, the Independent Committee held a meeting, approved the Offer and determined that the consideration to be received by the stockholders pursuant to the Offer was fair to the stockholders.

     On September 13, 1999, the Board held a meeting at which the Independent Committee advised the Board of its recommendation to approve the Offer and the Board unanimously approved the Offer.

     The Remaining Stockholders have advised the Company that they will not tender Shares pursuant to the Offer. The Company expects the Remaining Stockholders to retain their current positions as officers and/or directors of the Company after the completion of the Offer. Because the Remaining Stockholders may be deemed under applicable regulations to be "affiliates engaged in the transaction," the Company has requested the Remaining Stockholders to make certain disclosures contained in this Offer to Purchase, including furnishing a statement regarding whether each such person believes that the Offer is fair to unaffiliated security holders of the Company. The Remaining Stockholders, including those that are not directors of the Company, have been given access to the Advest Opinion and other materials prepared by Advest that are described in this Offer to Purchase and that were prepared specifically for the purpose of evaluating the fairness of the Offer. Each of the Remaining Stockholders has expressly adopted the analyses of the Board, the Independent Committee and Advest in evaluating the fairness of the Offer. In addition, the Remaining

Stockholders have each been apprised of the deliberations of the Board and the Independent Committee described in this Offer to Purchase. Each of the Remaining Stockholders has confirmed to the Company such person's belief that the Offer is fair to unaffiliated security holders. Each of the Remaining Stockholders has also confirmed to the Company such person's belief that the Offer is procedurally fair to unaffiliated stockholders for the reasons specified in clauses (i) through (iv), inclusive, above. The Remaining Stockholders believe that the information and analyses provided to them support their determination that the Offer, including the Offer Price, is fair to unaffiliated security holders.

     In light of the number and variety of factors that the Remaining Stockholders considered in connection with their evaluation of the Offer, the Remaining Stockholders did not find it practicable to assign relative weights to any such factors. However, in evaluating the fairness of the Offer, the Remaining Stockholders gave significant weight to (i) the recent market prices of the Shares and the fact that the Offer enabled stockholders to liquidate their investment in the Company at a premium over such prices and (ii) the going concern analyses conducted by Advest and the conclusion by Advest that the Offer Price was fair, from a financial point of view.

3.  OPINION OF ADVEST, INC.

     On September 9, 1999, Advest rendered its opinion (the "Advest Opinion") to the Independent Committee to the effect that, as of the date of such opinion, the Offer Price of $5.00 per share to be received by the holders of Shares is fair, from a financial point of view, to the Company's stockholders.

     A COPY OF THE ADVEST OPINION, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE SCOPE OF REVIEW UNDERTAKEN BY ADVEST, IS ATTACHED AS SCHEDULE II HERETO. THE ADVEST OPINION IS DIRECTED ONLY TO THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, OF THE CASH CONSIDERATION OF $5.00 PER SHARE TO BE RECEIVED BY THE HOLDERS OF SHARES IN THE OFFER. THE ADVEST OPINION WAS PROVIDED AT THE REQUEST AND FOR THE INFORMATION OF THE COMPANY'S BOARD OF DIRECTORS AND THE INDEPENDENT COMMITTEE IN EVALUATING THE OFFER PRICE AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER CONCERNING WHETHER TO ELECT TO TENDER SHARES PURSUANT TO THE OFFER. THE SUMMARY OF THE ADVEST OPINION SET FORTH IN THIS OFFER TO PURCHASE DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE ADVEST OPINION ATTACHED AS
SCHEDULE II HERETO. STOCKHOLDERS OF THE COMPANY SHOULD READ THE ADVEST OPINION CAREFULLY IN ITS ENTIRETY FOR INFORMATION WITH RESPECT TO THE PROCEDURES FOLLOWED, ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN BY ADVEST IN RENDERING ITS OPINION. ADVEST HAS CONSENTED TO THE REFERENCES TO ADVEST AND THE ADVEST OPINION IN THIS OFFER TO PURCHASE, AND TO THE ATTACHMENT OF THE ADVEST OPINION TO THIS OFFER TO PURCHASE AS A SCHEDULE HERETO.

     During the course of its engagement, Advest prepared discussion materials which it utilized in its meeting with the Independent Committee on September 9, 1999. Such materials summarize the findings of Advest regarding the fairness of the consideration to be received by stockholders pursuant to the Offer that are more specifically discussed in the Advest Opinion. With the exception of such discussion materials and the Advest Opinion, Advest did not prepare any other analysis or report or deliver any opinion in connection with its engagement. A copy of Advest's discussion materials is available for inspection and copying at the principal executive offices of the Company during its regular business hours by any interested stockholder of the Company or any representative of such stockholder who has been so designated in writing. A copy of such discussion materials will be transmitted by the Company to any such stockholder or representative upon written request and at the expense of the requesting stockholder.

     In arriving at the Advest Opinion, Advest, among other things: (i) reviewed the Company's audited financial statements, as filed with the Commission, for the fiscal years ended December 31, 1997 and 1998;

(ii) reviewed the Company's unaudited financial statements, as filed with the Commission for the quarters ended March 31, 1999 and June 30, 1999; (iii) reviewed audited statutory financial statements of PEG Reinsurance Company, Ltd. (a wholly owned subsidiary of the Company) for the year ended December 31, 1998
(iv) reviewed the Company's final prospectus dated December 23, 1998 regarding the sale of the Shares issuable upon conversion of the Company's Notes; (v) reviewed preliminary drafts of the documents that will be filed with the Commission in connection with the Offer, including the Schedule 13E-3 (Rule 13E-3 Transaction Statement) and the Schedule 13E-4 (Issuer Tender Offer Statement); (vi) reviewed certain interim financial analyses and forecasts prepared by management of the Company; (vii) held discussions with management of the Company regarding the business, operations and prospects of the Company;
(viii) performed various financial analyses, as Advest deemed appropriate, of the Company using generally accepted analytical methodologies, including: (a) an analysis of premiums paid in public merger and acquisition transactions and a review of the historical trading prices and volume of the Shares on Nasdaq; (b) the application of the public trading multiples of companies, which Advest deemed comparable to the Company, to the financial results of the Company; (c) the application of the multiples reflected in recent public mergers and acquisitions for businesses which Advest deemed comparable to the Company, to the financial results of the Company; and (d) a discounted projected cash flow analysis; and (ix) reviewed such other materials and performed such other financial studies, analyses, inquiries and investigations as Advest deemed appropriate.

     Advest assumed and relied, without independent verification, upon the accuracy and completeness of all the information supplied or otherwise made available to Advest by the Company or from other sources, and upon the assurance of the Company's management that they were not aware of any information or facts that would make the information provided to Advest incomplete or misleading. Advest did not undertake an independent appraisal of the assets or liabilities (contingent or otherwise) of the Company, nor was Advest furnished with any such appraisals. With respect to the projected financial statements referenced in the preceding paragraph, Advest was advised by the Company, and assumed without independent investigation, that they were reasonably prepared and reflected the best currently available estimates and judgments of the future results of operations and financial condition at and for the periods specified therein, and Advest expressed no opinion with respect to such financial statements.

     No limitations were imposed by the Company on the scope of Advest's investigation or the procedures to be followed by Advest in rendering the Advest Opinion. The Advest Opinion was necessarily based upon financial, economic, market and other conditions as they existed and could be evaluated by Advest on the date of the Advest Opinion. Advest disclaimed any undertaking or obligation to advise any person of any change in any fact or matter affecting the Advest Opinion which might come or be brought to Advest's attention after the date of the Advest Opinion. The Advest Opinion did not constitute a recommendation as to any action taken by the Board of Directors or the Company and did not constitute a recommendation to any stockholder with respect to whether to tender any Shares pursuant to the Offer, and should not be relied upon by any stockholder as such. Advest and the Company entered into a letter-form engagement agreement dated September 1, 1999 (the "Engagement Agreement"), pursuant to which Advest was retained to render the Advest Opinion. The Advest Opinion stated Advest's understanding that such opinion would be used by the Company's Board of Directors solely in connection with its consideration of the fairness of the Offer Price to be received in the Offer by the stockholders of the Company and for no other purpose, and that in rendering the Advest Opinion, Advest specifically disclaims being engaged as an agent or fiduciary of the Company's stockholders or any third party.

     By virtue of the foregoing provisions of the Engagement Agreement and the inclusion of such disclaimer in the Advest Opinion, Advest believes that the Company's stockholders cannot rely upon the Advest Opinion to support any claims against Advest arising under applicable state law. The availability of any such defense will, however, be resolved by a court of competent jurisdiction applying applicable state law to the relevant facts, and the resolution of the question of the availability of any such defense will have no effect on the rights and responsibilities of the Company's Board of Directors under applicable state law. Furthermore, the availability of such a state law defense to Advest would have no effect on the rights and responsibilities of either Advest or the Company's Board of Directors under the federal securities laws.

     The Advest Opinion related solely to the fairness, from a financial point of view, of the $5.00 Offer Price per Share to be received by the stockholders pursuant to the Offer, and Advest expressed no opinion as to the structure, terms or effect of any other aspect of the Offer.

     The following is a summary of all of the material financial analyses performed by Advest in arriving at the Advest Opinion and was provided by Advest for inclusion herein.

     STOCK TRADING HISTORY. Advest reviewed the history of the trading prices and trading volume of the Shares since September 5, 1997 and the relative trading price of the Shares over the prior twelve month, six month, three month and one month periods, respectively, in relation to the market prices of (i) the Standard & Poor's Small Cap Healthcare Index (the "S&P Healthcare"), (ii) the Standard & Poor's Insurance Sector (P&C) Index (the "S&P Insurance") and (iii) the Russell 2000 Index (the "Russell 2000"). Such analysis showed that the Shares underperformed the Russell 2000, S&P Healthcare and S&P Insurance over all measurement periods. As noted below, in arriving at its opinion, Advest considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis, factor or ratio considered.

     THE PREMIUMS PAID ANALYSIS. The premiums paid analysis performed by Advest was based upon published studies of premiums paid in merger and acquisition transactions including, overall transactions, transactions less than $25.0 million, cash transactions, transactions with stock prices under $10, insurance transactions and health services transactions. These comparisons reflected an implied value of between $2.42 and $4.06 per Share of the Company based upon the price of Shares on September 7, 1999, prior to the public announcement of the Offer. As noted below, in arriving at its opinion, Advest considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis, factor or ratio considered.

     SELECTED COMPARABLE PUBLIC COMPANY ANALYSIS. Advest compared selected financial and operating data of the Company to the corresponding data of a group of publicly traded companies that Advest deemed to be similar to the Company. In determining the appropriate comparable company universe for the Company, Advest considered a variety of factors including market capitalization, revenues, cash flow and business focus. Throughout this analysis, the Company's Market Value of Equity is calculated as the $5.00 Offer Price per Share multiplied by the current shares outstanding and the Company's Total Enterprise Value is calculated at the Company Market Value of Equity plus total debt less unrestricted cash, as calculated by management.

     When evaluating the workers' compensation insurance business, these companies included: Argonaut Group, Donegal Group, Fremont General Corporation, Meadowbrook Insurance Group and Paula Financial (collectively, the "Insurance Comparable Companies"). When evaluating the staffing business, these companies included: Modis Professional Services, CDI Corporation, On Assignment, RCM Technologies, and Westaff (collectively, the "Staffing Comparable Companies"). For the Insurance Comparable Companies, Advest calculated multiples of Market Value of Equity (defined as outstanding shares multiplied by current share price) to the latest twelve months ("LTM") earnings per share ("EPS"). Advest also calculated multiples of Market Value of Equity to book value and to estimated EPS for the year ending December 31, 1999 based on information provided by a variety of sources including analyst research reports and information published by First Call (an on-line data service which compiles estimates developed by research analysts). For the Staffing Comparable Companies, Advest calculated multiples of Enterprise Value (defined as market value plus total debt less cash and cash equivalents), to the LTM revenues and LTM earnings before interest, taxes, depreciation, and amortization ("EBITDA"). Advest also calculated multiples of the Market Value of Equity to book value, LTM EPS, and estimated 1999 EPS based on information provided by a variety of sources including analyst research reports and information published by First Call.

     For the Insurance Comparable Companies, the multiples of LTM EPS ranged from 5.0x to 17.3x with average and median multiples of 10.8x and 10.3x, respectively (as compared to 14.4x for the Company), implying a value of $3.57 per Share for the Company based upon the median of the multiples for the Insurance Comparable Companies. The multiples of estimated 1999 EPS ranged from 6.0x to 18.2x with average and median multiples of 12.4 and 10.1, respectively (as compared to 8.3x for the Company), implying a value of $6.06 per share for the Company based upon the median of the multiples for the Insurance Comparable Companies. The multiples of book value ranged from 0.6x to 0.9x (as compared to 2.2x for the Company) implying a value of $1.90 per share for the Company on a similar basis.

     For the Staffing Comparable Companies, the multiples of LTM revenue ranged from 0.3x to 2.1x, with mean and median multiples of .8x and .7x, respectively (as compared to .7x for the Company), implying a value of $5.00 per share for the Company based upon the median of the multiples for the comparable companies. The multiples of LTM EBITDA ranged from 4.6x to 14.3x, with mean and median multiples of 7.9x and 7.2x, respectively (as compared to 6.8x for the Company), implying a value of $5.34 per share for the Company on a similar basis. The multiples of book value ranged from 1.3x to 5.3x, with mean and median multiples of 2.2x and 1.4x, respectively (as compared to 2.1x for the Company), implying a value of $3.36 per share for the Company on a similar basis. The multiples of LTM EPS ranged from 6.9x to 25.9x, with mean and median multiples of 14.9x and 11.3x, respectively (as compared to 14.4x for the Company), implying a value of $3.91 per share for the Company on a similar basis. The multiples of 1999 EPS ranged from 6.6x to 22.3x, with mean and median multiples of 12.3x and 10.5x, respectively (as compared to 8.3x for the Company), implying a value of $6.30 per share for the Company on a similar basis.

     As noted below, in arriving at the Advest Opinion, Advest considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis, factor or ratio considered by Advest.

     COMPARABLE TRANSACTION ANALYSIS. Advest considered the terms, to the extent publicly available, of selected merger and acquisition transactions comparable to the Offer, both in the insurance industry (the "Comparable Insurance Transactions") and the staffing industry (the "Comparable Staffing Transactions") and sought to compare the $5.00 Offer Price per Share with the considerations involved in such transactions.

     The Comparable Insurance Transactions were as follows: the completed acquisition of First Reinsurance Co. by Gryphon Holdings Inc., the completed acquisition of Utah Farm Bureau Insurance Co. by Farm Bureau Mutual Insurance Co., the completed acquisition of CAT Ltd. by ACE Ltd., the completed acquisition of Mountbatten Inc. by Zurich Allied AG, the completed acquisition of Summit Holding Southeast Inc. by Liberty Mutual Insurance Co., the completed acquisition of Folksamerica Holding Co. by Fund American Enterprise Holdings, Inc., the completed acquisition of National Information Group by First American Financial Corp., the acquisition of CalFarm Insurance Co. by Nationwide Mutual Insurance Co., and the announced acquisition of Chartwell Re Corp by Trenwick Group Inc. For each of the Insurance Comparable Transactions, Advest reviewed the multiples of (i) Transaction Value (defined as the purchase price paid for the company) to Book Value and (ii) Transaction Value to Net Income. The multiples of Book Value ranged from 0.7x to 4.4x with average and median multiples of 1.9x and 1.3x, respectively (as compared to 2.1x for the Company), implying a value of $3.12 per share for the Company based upon the median of the multiples on a similar basis. The multiples of net income ranged from 6.1x to 50.1x with average and median multiples of 22.6x and 21.2x, respectively (as compared to 14.4x for PEGI), implying a value of $7.34 per share for the Company based upon the median of the multiples on a similar basis.

     The Comparable Staffing Transactions were as follows: the completed acquisition of the staffing business of FPA Medical Management by Coastal Physician Group, the completed acquisition of the Team Health subsidiary of MedPartners by a private investor group, the completed acquisition of Vincam Group by Automatic Data Processing, the completed acquisition of Personnel Management by Linsalata Capital Partners, the completed acquisition of Staffing Edge by ACSYS Inc., the completed acquisition of StarMed Staffing by RehabCare Group, the completed acquisition of Corestaff by Corporate Services Group, the completed acquisition of Source Services Corp. by Romac International and the completed acquisition of Aspen Consulting Group by TEAM America Corp. For each of the Staffing Comparable Transactions, Advest reviewed the multiples of (i) Total Enterprise Value to Revenue and (ii) Total Enterprise Value to EBITDA. The multiples of Revenue ranged from 0.2x to 1.5x with average and median multiples of 10.7x and 0.6x, respectively (as compared to 0.4x for the Company), implying a value of $7.06 per share for the Company based upon the median of the multiples on a similar basis. The multiples of EBITDA ranged from 6.5x to 20.0x with average and median multiples of 14.4x and 9.4x, respectively (as compared to 6.8x for the Company), implying a value of $6.99 per share for the Company based upon the median of the multiples on a similar basis. As noted above and below, however, Advest considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis, factor or ratio considered by Advest.

     DISCOUNTED CASH FLOW ANALYSIS. Advest performed discounted cash flow analyses of the projected free cash flows of the Company for the third and fourth quarters of 1999 through 2000 based on projections prepared by management. Advest performed separate discounted cash flow analyses for the insurance operations of the Company ("Insurance DCF") and the Staffing operations of the Company ("Staffing DCF").

     The Insurance DCF was determined by adding (a) the present value of the projected free cash flows of the Company's insurance business and (b) the present value of the estimated terminal value of the insurance business at the end of 2000. For the insurance business, the range of estimated terminal values at the end of the five-year period was calculated by applying perpetual growth rates varying from 0.5% to 1.5% to the free cash flow at the end of 2000. Estimated cash flows and terminal values were discounted to present value using discount rates ranging from 24.0% to 29.1%. Based on such terminal value assumptions and discount rates, the sum of the present values of projected cash flows resulted in total enterprise value ranges for the insurance operations of between $8.1 million and $10.2 million.

     The Staffing DCF was determined by adding (a) the present value of the projected free cash flows of the Company's staffing business and (b) the present value of the estimated terminal value of the staffing business at the end of 2000. For the staffing business, the range of estimated terminal values at the end of the five-year period was calculated by applying perpetual growth rates varying from 6.0% to 8.0% to the free cash flow at the end of 2000. Estimated cash flows and terminal values were discounted to present value using discount rates ranging from 12.2% to 15.8%. Based on such terminal value assumptions and discount rates, the sum of the present values of projected cash flows resulted in total enterprise value ranges for the staffing operations of between $4.9 million and $11.4 million.

     The implied equity value for the Company was determined by (a) summing the total enterprise values from the Insurance DCF and the Staffing DCF and (b) subtracting the current net debt outstanding of the Company. This resulted in a range of equity values of between $12,686,066 and $21,300,375, which imply a range value between $2.42 and $4.06 per share for the Company. As noted above and below, however, Advest considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis, factor or ratio considered by Advest.

     The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant quantitative and qualitative methods of financial analysis and the application of those methods to the particular circumstances and, therefore, is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Advest considered the results of all its analyses as a whole and did not attribute any particular weight to any analysis, factor or ratio considered by it. Subject to the matters set forth in the Advest Opinion, the judgments made by Advest as to its analyses and the factors considered by Advest caused Advest to be of the opinion, as of the date of the Advest Opinion, that the Offer Price was fair, from a financial point of view, to the holders of the Shares. Advest's analyses must be considered as a whole; considering any portion of such analyses and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying the Advest Opinion. In performing its analyses, Advest made numerous assumptions with respect to the industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Company. Any estimates contained in Advest's analyses were not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth therein. Estimated values do not purport to be appraisals or to reflect the prices at which businesses or companies may be sold in the future and such estimates are inherently subject to uncertainty.

     Advest is a nationally-recognized investment banking firm with experience in the valuation of businesses and their securities in connection with mergers, acquisitions, sales and distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. The extensive experience of Advest's investment banking group in providing corporate finance and advisory services to companies was a significant factor in the Company's decision to select Advest to provide the fairness opinion for the Offer.

     In the ordinary course of business, Advest provides research coverage and actively trades the securities of the Company for its own account and the accounts of its customers and, accordingly, may at any time hold a long or a short position in such securities. In April 1999, Advest issued a "buy" recommendation for the Shares with a target price of $11.00 per Share. In August 1999, Advest issued a "buy" recommendation for the Shares with a target price of $7.00 per Share. In each case, Advest also advised that a purchase of Shares by a prospective investor would involve a "high market risk." Advest's recommendations were based on the Company's projected earnings for 1999 and the year 2000, respectively. Advest may provide investment banking or financial advisory services to the Company in the future.

     Pursuant to the Engagement Letter, the Company paid Advest a fee of $100,000 in connection with its opinion. The Company has also agreed to reimburse Advest for certain of its out-of-pocket expenses incurred by it in connection with its engagement. In addition, the Company has agreed to indemnify Advest against certain expenses and liabilities in connection with its engagement.

4.  INTERESTS OF CERTAIN PERSONS IN THE OFFER

     In considering the recommendation of the Board and the Independent Committee with respect to the Offer and the fairness of the consideration to be received in the Offer, stockholders should be aware that certain officers and directors of the Company have interests described below which may present them with certain potential conflicts of interest. As of August 31, the Company's directors and executive officers as a group beneficially owned an aggregate of 2,278,634 Shares, or approximately 34.1% of the outstanding Shares on a fully diluted basis (approximately 36.8% of Shares issued and outstanding). As of August 31, 1999, such ownership includes 2,014,706 Shares, representing approximately 30.1% of the Shares on a fully diluted basis (approximately 36.3% of Shares issued and outstanding) held by Mr. Mel Harris, the Chairman of the Board and Chief Executive Officer of the Company. The Remaining Stockholders, including Mr. Harris, will not be tendering any Shares pursuant to the Offer as they have not been included in the Offer. Consequently, the tendering of Shares pursuant to the Offer will increase the ownership interest of the Remaining Stockholders in the Company in proportion to the reduction of the number of Shares outstanding. If a sufficient number of Shares are tendered pursuant to the Offer, Mr. Harris may become the beneficial owner of in excess of 50% of the outstanding Shares. In such event, Mr. Harris will have effective control of the Company since he will, acting alone, have the ability to elect all of the members of the Board. See "The Tender Offer -- 5. Beneficial Ownership of Shares."

     The Board was aware of these actual and potential conflicts of interest and considered them along with the other matters described under "Special
Factors -- 2. Recommendation of the Company's Board; Fairness of the Offer."

     Under the Delaware General Corporation Law (the "DGCL"), corporations organized under the laws of the State of Delaware are permitted to indemnify their current and former directors, officers, employees and agents under certain circumstances against certain liabilities and expenses incurred by them by reason of their serving in such capacities. The Company's certificate of incorporation provides that the Company shall indemnify and advance expenses to each director and officer of the Company, to the fullest extent permitted by
Section 145 of the DGCL. As a result, each director and officer of the Company will be indemnified by the Company against, among other things, liabilities and expenses incurred in connection with any threatened, pending or completed legal action or proceeding to which he or she may be made a party or threatened to be made a party by reason of being a director or officer of the Company or serving any other enterprise as a director or officer at the request of the Company. Under Section 102(b)(7) of the DGCL, the directors of the Company are not personally liable for monetary damages for breach of fiduciary duties other than for, among other things, a breach of any such director's duty of loyalty to the Company or its stockholders or acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law. The Company has purchased directors' and officers' liability insurance for the benefit of its directors and officers.

     Neither the Company, nor any subsidiary of the Company nor, to the best of the Company's knowledge, any of the Company's directors or executive officers, nor any affiliates of any of the foregoing, had any transactions involving the Shares during the 40 business days prior to the date hereof.

     Except for outstanding Stock Options to purchase Shares granted from time to time over recent years to participants in the Company's 1996 Stock Option Plan, including certain employees, executive officers and directors of the Company, and except as otherwise described herein, neither the Company nor, to the best of the Company's knowledge, any of its directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Offer including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations.

5.  BENEFICIAL OWNERSHIP OF SHARES

     The following table sets forth certain information, as of August 31, 1999, regarding the ownership of Shares by each person known by the Company to be the beneficial owner of more than 5% of the outstanding Shares, each director of the Company, the Chief Executive Officer of the Company, the other executive officers of the Company, and all executive officers and Directors of the Company as a group:

                                                                               NUMBER OF
NAME AND ADDRESS OF DIRECTORS AND OFFICERS AND OTHER BENEFICIAL OWNERS(2)  OUTSTANDING SHARES   PERCENTAGE
-------------------------------------------------------------------------  ------------------   ----------
Mel Harris(1)(3).................................................              2,014,706           30.1%
Peter E. Kilissanly(1)(5)........................................                103,177            1.5
William R. Dresback(1)(6)........................................                 50,000              *
Jose Menendez(1)(7)..............................................                  9,000              *
Jack D. Burstein(8)..............................................                 36,250              *
Stuart J. Gordon(9)..............................................                 11,250              *
Alexander M. Haig, Jr.(10).......................................                     --              *
Maxwell M. Rabb(11)..............................................                 11,250              *
All directors and executive officers as a group(9 persons)(12)...              2,278,634           34.1
Howard Odzer(4)..................................................                411,765            6.2
Putnam Investments, Inc.(13).....................................                529,004            7.9

---------------

  *   Represents less than 1% of outstanding Shares.
 (1) The business address of each such person is Preferred Employers Holdings, Inc., 10800 Biscayne Boulevard, Miami, Florida 33161.
 (2) Unless otherwise noted, the Company believes that all persons named in the table have sole voting and investment power with respect to the Shares beneficially owned by them. In accordance with Rule 13d-3 under the Exchange Act, a person is deemed to be the beneficial owner of securities that can be acquired by such person within sixty days from the date of determination upon the exercise of warrants or options. Each beneficial owner's number of Shares and percentage ownership as set forth above is determined by assuming that the convertible securities that are held by such person (but not those held by any other person) which are exercisable within sixty days from the date listed above have been exercised or converted, as the case may be.
 (3) Includes (i) 1,340,000 Shares held of record by Mr. Harris, (ii) 300,000 Shares over which Mr. Harris has shared investment and voting power subject to the Share Escrow Agreement by and among the Company, Mr. Odzer and the escrow agent (the "Share Escrow Agreement"), (iii) 88,235 Shares held of record by Francine Harris, the wife of Mr. Harris, (iv) 88,235 Shares held of record by Ms. Harris, as custodian for Jamie Jo Harris, the daughter of Mr. and Ms. Harris, and (v) options to purchase 110,000 Shares issued pursuant to the 1996 Stock Option Plan which are exercisable within 60 days of August 31, 1999. Mr. Harris may be deemed to have voting control over such Shares and may be deemed to be the beneficial owner thereof. Mr. Harris disclaims beneficial ownership of (a) 88,235 Shares held of record by Ms. Harris, and (b) 88,235 Shares held of record by Ms. Harris, as custodian for Jamie Jo Harris. Does not include options to purchase 165,000 Shares which vest over a three year period ending August 2002 pursuant to the Company's 1996 Stock Option Plan. The Compensation Committee of the Company's Board has investment and voting power over the 300,000 Shares placed in escrow under the Share Escrow Agreement. Mr. Harris is a member of the Company's Compensation Committee.
 (4) Does not include 300,000 Shares held of record by Mr. Odzer, which have been placed in escrow pursuant to the terms of the Share Escrow Agreement. The Compensation Committee of the Company's Board has investment and voting power over the 300,000 Shares placed in escrow under the Share Escrow Agreement. Mr. Harris is a member of the Compensation Committee. Mr. Odzer's address is 1399 N.E. 103rd Street, Miami Shores, Florida 33138.
 (5) Assumes conversion of the outstanding principal balance of $700,000 pursuant to the Company's Notes issued to Mr. Kilissanly in May 1998. Includes (i) 100 Shares held of record by Ms. Odalys Kilissanly, the wife of Mr. Kilissanly, (ii) 100 Shares held of record by Ms. Kilissanly, as custodian for Anthony Kilissanly, the minor son of Mr. and Mrs. Kilissanly, (iii) 100 Shares held of record by Ms. Kilissanly, as custodian for Megan Kilissanly, the minor daughter of Mr. and Ms. Kilissanly, (iv) 100 Shares held of record by Ms. Kilissanly, as custodian for Lauren Ibarria, the minor daughter of Mr. Kilissanly and (v) options to purchase 25,000 Shares. Does not include (i) options to purchase an additional 50,000 Shares, pursuant to the Company's 1996 Stock Option Plan, at an exercise price of $8.13 per share, vesting equally over a period of two years beginning on March 30, 2000 and (ii) options to purchase 75,000 Shares, pursuant to the Company's 1996 Stock Option Plan, at an exercise price of $8.50 per share, vesting equally over a period of five years beginning on July 22, 1999. Pursuant to each option agreement, options to purchase one-half of the number of Shares in each year are subject to the Company meeting 80% of its budgeted pre-tax profits in each year.
 (6) Represents (a) options to purchase 25,000 Shares issued pursuant to the Company's 1996 Stock Option Plan and (b) options to purchase 25,000 Shares issued pursuant to the Share Escrow Agreement, all exercisable within 60 days of August 31, 1999. Does not include (a) options to purchase 5,000 Shares pursuant to the Company's 1996 Stock Option Plan which vest in February 2000, and (b) options to purchase 20,000 Shares which were granted in July 1998 and vest over a four year period commencing July 2000 and ending July 2003 pursuant to the Company's 1996 Stock Option Plan.
 (7) Represents options to purchase 9,000 Shares issued pursuant to the Company's 1996 Stock Option Plan exercisable within 60 days of August 31, 1999. Does not include options to purchase 36,000 Shares pursuant to the Company's 1996 Stock Option Plan which were granted in July 1998 and vest over a four year period commencing July 2000 and ending July 2003 pursuant to the Company's 1996 Stock Option Plan.
 (8) Represents (a) options to purchase 5,000 Shares issued pursuant to the Company's 1996 Stock Option Plan, (b) options to purchase 6,250 Shares issued pursuant to the Share Escrow Agreement and (c) warrants to purchase an aggregate of 25,000 Shares issued to Strategica Group, all exercisable within 60 days of August 31, 1999. Mr. Burstein's business address is c/o Strategica Capital Corp., 1221 Brickell Avenue, Suite 2600, Miami, Florida 33131.
 (9) Represents (a) options to purchase 5,000 Shares issued pursuant to the Company's 1996 Stock Option Plan and (b) options to purchase 6,250 Shares issued pursuant to the Share Escrow Agreement, all exercisable within 60 days of August 31, 1999. Mr. Gordon's business address is c/o Duane Morris and Heckscher, 1667 K Street, N.W., Suite 700, Washington D.C. 20006.
(10) Does not include (i) options to purchase 100,000 Shares, pursuant to the Company's 1996 Stock Option Plan, at an exercise price of $9.25 per share, vesting equally over a period of three years beginning on January 22, 2000, and (ii) options to purchase 25,000 Shares, pursuant to the Company's 1996 Stock Option Plan, at an exercise price of $9.25 per share, vesting equally over a period of five years beginning on January 22, 2000. The options to purchase 100,000 Shares were granted to General Haig in connection with his consulting services to the Company. The options to purchase 25,000 Shares were granted to General Haig in connection with his services as a director of the Company. General Haig's business address is World Wide Associates, Inc., 1155 15th Street, N.W., Suite 800, Washington D.C. 20005.
(11) Represents (a) options to purchase 5,000 Shares issued pursuant to the Company's 1996 Stock Option Plan and (b) options to purchase 6,250 Shares issued pursuant to the Share Escrow Agreement, all exercisable within 60 days of August 31, 1999. Mr. Rabb's business address is c/o Kramer, Levin, Naftalis & Frankel, 919 3rd Avenue, 40th Floor, New York, New York 10022.
(12) Includes the beneficial ownership of Shares by all directors and executive officers named in this table, including Shares subject to options, warrants and Notes as specified above. Also includes 25,000 Shares owned by Ms. Nancy Ryan, and options to purchase 8,000 and 10,000 Shares, issued to Ms. Ryan pursuant to the 1996 Stock Option Plan and the Share Escrow Agreement, respectively.
(13) Outstanding Shares includes and assumes the conversion by Putnam Investments, Inc. of $2 million principal amount of the Company's Notes. The business address of Putnam Investments, Inc. is 1 Post Office Square, Boston, Massachusetts 02109.

     Share Escrow Agreement. Pursuant to a Share Escrow Agreement dated February 5, 1997, Mr. Odzer placed 300,000 Shares owned by him in escrow for issuance upon the exercise of stock options granted to certain directors, executives and other officers of the Company, as designated by the Compensation Committee of the Company's Board of Directors. As of August 31, 1999, options to purchase an aggregate of 220,000 Shares were outstanding under the Share Escrow Agreement. The Compensation Committee of the Board of Directors has investment and voting power over the 300,000 Shares placed in escrow under the Share Escrow Agreement.

     NET Healthcare Escrow Agreement. In August 1998, the Company acquired through a "pooling of interests" all of the outstanding capital stock of NET Healthcare. Under the terms of the Stock Purchase Agreement relating to the NET Healthcare acquisition (the "NET Purchase Agreement"), the Sellers (as defined therein) deposited with City National Bank, as escrow agent, 51,708 Shares as security for the indemnification obligations of the Sellers arising under the NET Purchase Agreement. The Company expects that the Shares held in escrow will be tendered pursuant to the Offer and will be substituted with the cash proceeds therefrom.

6.  FEES AND EXPENSES

     The Company has retained Morrow & Co., Inc. to act as Information Agent and American Stock Transfer & Trust Company to act as Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telegraph and personal interviews and may request brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners. The Information Agent and the Depositary will each receive reasonable and customary compensation for their respective services and will be reimbursed by the Company for certain reasonable out-of-pocket expenses, including attorneys' fees.

     No fees or commissions will be payable to brokers, dealers or other persons (other than fees to the Information Agent and the Depositary as described above) for soliciting tenders of Shares pursuant to the Offer. The Company will, however, upon request, reimburse brokers, dealers and commercial banks for customary mailing and handling expenses incurred by such persons in forwarding the Offer to Purchase and related materials to the beneficial owners of Shares held by any such person as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as the agent of the Company, the Information Agent or the Depositary for purposes of the Offer. The Company will pay or cause to be paid all stock transfer taxes, if any, on its purchase of Shares except as otherwise provided in Instruction 6 of the Letter of Transmittal.

     The following is an estimate of expenses incurred or to be incurred in connection with the Offer. Also see "The Tender Offer -- 13. Fees and Expenses."

Legal Fees (including fees of counsel for the Independent
Committee)..................................................  $215,000
Printing and Mailing........................................    25,000
Filing Fees.................................................     3,000
Depositary Fees and Expenses................................     7,500
Information Agent Fees and Expenses.........................     6,500
Investment Bankers' Fees....................................   100,000
Accountants' Fees...........................................     5,000
Financing Fees..............................................    10,000
Miscellaneous...............................................     3,000
                                                              --------
          Total.............................................  $375,000
                                                              ========

     The Company will be responsible for all expenses incurred in connection with the Offer, whether or not the Offer is consummated.

7.  DISSENTERS' RIGHTS

     No dissenters' rights are available to stockholders in connection with the Offer under applicable Delaware law.

                                THE TENDER OFFER

1.  TERMS OF THE OFFER; EXPIRATION DATE

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), the Company will accept for payment, and will pay for, all Shares validly tendered prior to the Expiration Date (as hereinafter defined) and not withdrawn as permitted by "The Tender Offer -- 4. Withdrawal Rights." The term "Expiration Date" means 5:00 p.m., New York City time, on November 3, 1999, unless and until the Company, in its sole discretion, shall have extended the period during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Company, shall expire.

     The Company expressly reserves the right, in its sole discretion, at any time and from time to time, to extend for any reason the period of time during which the Offer is open, including the occurrence of any of the conditions specified in "The Tender Offer -- 11. Certain Conditions of the Offer," by giving oral or written notice of such extension to the Depositary. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the rights of a tendering stockholder to withdraw such stockholder's Shares. See "The Tender Offer -- 4. Withdrawal Rights."

     Subject to the applicable regulations of the Commission, the Company also expressly reserves the right, in its sole discretion, at any time and from time to time, (i) to delay acceptance for payment of, or, regardless of whether such Shares were theretofore accepted for payment, payment for, any Shares, pending receipt of any regulatory approvals specified in "The Tender Offer -- 12. Certain Legal Matters and Regulatory Approvals," (ii) to terminate the Offer and not accept for payment any Shares upon the occurrence of any of the conditions specified in "The Tender Offer -- 11. Certain Conditions of the Offer" and (iii) to waive any condition, extend the offer period or otherwise amend the Offer in any respect, by giving oral or written notice of such delay, termination, waiver or amendment to the Depositary and by making a public announcement thereof. The Company acknowledges that (i) Rule 13e-4(f) under the Exchange Act requires the Company to pay the consideration offered or return the Shares tendered promptly after the termination or withdrawal of the Offer and (ii) the Company may not delay acceptance for payment of, or payment for (except as provided in clause
(i) of the first sentence of this paragraph), any Shares upon the occurrence of any of the conditions specified in "The Tender Offer -- 11. Certain Conditions of the Offer" without extending the period of time during which the Offer is open.

     Any such extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be made promptly on the next business day after the previously scheduled Expiration Date.

     If the Company makes a material change in the terms of the Offer or other information concerning the Offer, or if it waives a material condition of the Offer, the Company will extend the Offer to the extent required by Rules 13e-3(e)(2), 13e-4(e)(2) and 13e-4(f) under the Exchange Act.

     If, prior to the Expiration Date, the Company should decide to decrease the number of Shares being sought or to increase or decrease the consideration being offered in the Offer, such decrease in the number of Shares being sought or such increase or decrease in the consideration being offered will be applicable to all stockholders whose Shares are accepted for payment pursuant to the Offer and, if at the time notice of any such decrease in the number of Shares being sought or such increase or decrease in the consideration being offered is first published, sent or given to holders of such Shares, the Offer is scheduled to expire at any time earlier than the period ending on the tenth business day from and including the date that such notice is first so published, sent or given, the Offer will be extended at least until the expiration of such ten business day period. For purposes of this Offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

     This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares whose names appear on the Company's stockholder list as of September 17, 1999 and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing.

2.  ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Company will accept for payment, and will pay for promptly after the Expiration Date, all Shares validly tendered prior to the Expiration Date and not properly withdrawn in accordance with "The Tender Offer -- 11. Certain Conditions of the Offer." Subject to applicable rules of the Commission, the Company expressly reserves the right to delay acceptance for payment of, or payment for, Shares pending receipt of any regulatory approvals specified in "The Tender Offer -- 12. Certain Legal Matters and Regulatory Approvals" or in order to comply in whole or in part with any other applicable law.

     In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (the "Share Certificates") or timely confirmation (a "Book-Entry Confirmation") of a book-entry transfer of such Shares into the Depositary's account at Depositary Trust Company (hereinafter referred to as the "Book-Entry Transfer Facility") pursuant to the procedures set forth in "The Tender Offer -- 3. Procedures for Accepting the Offer and Tendering Shares," (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message (as defined below) in lieu of the Letter of Transmittal, and (iii) any other documents required under the Letter of Transmittal.

     For purposes of the Offer, the Company will be deemed to have accepted for payment (and thereby purchased) Shares validly tendered and not properly withdrawn as, if and when the Company gives oral or written notice to the Depositary of the Company's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from the Company and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. Under no circumstances will interest on the purchase price for Shares be paid, regardless of any delay in making such payment.

     If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if Share Certificates are submitted evidencing more Shares than are tendered, Share Certificates evidencing unpurchased Shares will be returned, without expense and without the payment of interest to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility pursuant to the procedure set forth in "The Tender Offer -- 3. Procedures for Accepting the Offer and Tendering Shares," such Shares will be credited to an account maintained at such Book-Entry Transfer Facility), as promptly as practicable following the expiration or termination of the Offer.

     If, prior to the Expiration Date, the Company increases the consideration offered to any holders of Shares pursuant to the Offer, such increased consideration will be paid to all holders of Shares that are purchased pursuant to the Offer, whether or not, such Shares were tendered prior to such increase in consideration.

     The Company reserves the right to transfer or assign, in whole or from time to time in part, to one or more of its affiliates, the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Company of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

3.  PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES

     In order for a holder of Shares to validly tender Shares pursuant to the Offer, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message (as defined below) in lieu of the Letter of Transmittal) and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and either (i) the Share Certificates evidencing tendered Shares must be received by the Depositary at such address or such Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary (including an Agent's Message if the tendering stockholder has not delivered a Letter of Transmittal), in each case prior to the Expiration Date, or (ii) the tendering stockholder must comply with the guaranteed delivery procedures described below. The term "Agent's Message" means a message, transmitted by a Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Company may enforce such agreement against such participant.

     THE METHOD OF DELIVERY OF SHARE CERTIFICATES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH ANY BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING STOCKHOLDER, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN SUCH DOCUMENTS ARE ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     Book-Entry Transfer. The Depositary will establish accounts with respect to the Shares at the Book-Entry Transfer Facilities for purposes of the Offer within two (2) business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of Book-Entry Transfer Facility may make a book-entry delivery of Shares by causing such Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at such Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at a Book-Entry Transfer Facility, either the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedure described below. DELIVERY OF DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     Signature Guarantees. Signatures on all Letters of Transmittal must be guaranteed by a firm that is a member of the Medallion Signature Guarantee Program, or by any other "eligible guarantor institution," as such term is defined in Rule l7Ad-15 under the Exchange Act (each of the foregoing referred to as an "Eligible Institution"), except in cases where Shares are tendered (i) by a registered holder of Shares who has not completed either the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. If a Share Certificate is registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be returned, to a person other than the registered holder(s), then the Share Certificate must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appears on the Share Certificate, with the signature(s) on such Share Certificate or stock powers guaranteed by an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal.

     Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and the Share Certificates evidencing such stockholder's Shares are not immediately available or such stockholder cannot deliver the Share Certificates and all other required documents to the Depositary prior to the Expiration Date, or such stockholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Shares may nevertheless be tendered, provided that all the following conditions are satisfied:

          i. such tender is made by or through an Eligible Institution;

          ii. a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by the Company is received prior to the Expiration Date by the Depositary as provided below; and

          iii. the Share Certificates (or a Book-Entry Confirmation) evidencing all tendered Shares, in proper form for transfer, in each case together with the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, and any other documents required by the Letter of Transmittal are received by the Depositary within three (3) Nasdaq trading days after the date of execution of such Notice of Guaranteed Delivery.

     The Notice of Guaranteed Delivery may be delivered by hand or mail or transmitted by telegram or facsimile transmission to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery made available by the Company.

     In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of the Share Certificates evidencing such Shares, or a Book-Entry Confirmation of the delivery of such Shares, and the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, and any other documents required by the Letter of Transmittal.

     Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Company in its sole discretion, which determination shall be final and binding on all parties. The Company reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of its counsel, be unlawful. The Company also reserves the absolute right to waive any condition of the Offer or any defect or irregularity in the tender of any Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. Neither the Company, the Depositary, the Information Agent nor any other person will be under any duty to give notification of any defects or irregularities in tenders or will incur any liability for failure to give any such notification. The Company's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

     Other Requirements. By executing the Letter of Transmittal as set forth above, a tendering stockholder irrevocably appoints designees of the Company as such stockholder's proxies, each with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by the Company. All such proxies shall be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, the Company accepts such Shares for payment. Upon such acceptance for payment, all prior proxies given by such stockholder with respect to such Shares (and such other Shares and securities) will be revoked without further action, and no subsequent proxies may be given nor any subsequent written consent executed by such stockholder (and, if given or executed, will not be deemed to be effective) with respect thereto. The designees of the Company will, with respect to the Shares for which the appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they in their sole discretion may deem proper at any annual or special meeting of the Company's stockholders or any adjournment or postponement thereof, by written consent in lieu of any such meeting or otherwise.

     The acceptance for payment by the Company of Shares pursuant to any of the procedures described above will constitute a binding agreement between the tendering stockholder and the Company upon the terms and subject to the conditions of the Offer.

     TO PREVENT BACKUP FEDERAL INCOME TAX WITHHOLDING WITH RESPECT TO PAYMENT TO CERTAIN STOCKHOLDERS OF THE PURCHASE PRICE OF SHARES PURCHASED PURSUANT TO THE OFFER, EACH SUCH STOCKHOLDER MUST PROVIDE THE DEPOSITARY WITH SUCH STOCKHOLDER'S CORRECT TAXPAYER IDENTIFICATION NUMBER AND CERTIFY THAT SUCH STOCKHOLDER IS NOT SUBJECT TO BACKUP FEDERAL INCOME TAX WITHHOLDING BY COMPLETING THE SUBSTITUTE FORM W-9 IN THE LETTER OF TRANSMITTAL. IF BACKUP WITHHOLDING APPLIES WITH RESPECT TO A STOCKHOLDER, THE DEPOSITARY IS REQUIRED TO WITHHOLD 31% OF ANY PAYMENTS MADE TO SUCH STOCKHOLDER. SEE INSTRUCTION 10 OF THE LETTER OF TRANSMITTAL.

4.  WITHDRAWAL RIGHTS

     Tenders of Shares made pursuant to the Offer are irrevocable except that such Shares may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by the Company pursuant to the Offer, may also be withdrawn at any time after November 15, 1999. If the Company extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer, the Depositary may, nevertheless, on behalf of the Company, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in this Section 4.

     For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in the "The Tender Offer -- 3. Procedures for Accepting the Offer and Tendering Shares," any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares.

     All questions as to the form and validity (including the time of receipt) of any notice of withdrawal will be determined by the Company, in its sole discretion, whose determination will be final and binding. Neither the Company, the Information Agent nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

     Any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered at any time prior to the Expiration Date by following one of the procedures described in "The Tender Offer -- 3. Procedures for Accepting the Offer and Tendering Shares."

5.  CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

     A sale of Shares by a stockholder pursuant to the Offer will be a taxable transaction for Federal income tax purposes and may also be a taxable transaction under applicable state, local, foreign and other tax laws. The Federal income tax consequences to a stockholder may vary depending upon the stockholder's particular facts and circumstances. In addition, the Federal income tax consequences described below may not apply to a stockholder subject to special tax rules (including broker-dealers, stockholders who acquired Shares pursuant to the exercise of employee stock options or otherwise as compensation, individuals who are not citizens or residents of the United States or foreign corporations).

     Under section 302 of the Code, a sale of Shares for cash pursuant to the Offer will be treated as an exchange, and thus, as described below, as a transaction on which gain or loss is recognized, if the redemption of Shares (a) is "substantially disproportionate" with respect to the stockholder, (b) results in a "complete termination" of the stockholder's interest in the Company or (c) is "not essentially equivalent to a dividend" with respect to the stockholder. In determining whether any of those three tests under section 302 of the Code is satisfied, a stockholder must take into account not only the Shares he actually owns, but also any Shares he is deemed to own pursuant to the constructive ownership rules of section 318 of the Code. Pursuant to those constructive ownership rules, a stockholder is deemed to own Shares actually owned, and in some cases constructively owned, by certain related individuals or entities and any Shares that the stockholder has the right to acquire by exercise of an option or by conversion or exchange of a security.

     A sale of Shares pursuant to the Offer will be a "substantially disproportionate" redemption with respect to a stockholder if the percentage of the outstanding Shares that the stockholder actually and constructively owns immediately following the sale of Shares pursuant to the Offer (treating as no longer outstanding all Shares purchased pursuant to the Offer) is less than 80% of the percentage of the outstanding Shares that the stockholder actually and constructively owns immediately before the sale of Shares pursuant to the Offer (treating as outstanding all Shares purchased pursuant to the Offer). A stockholder should consult his tax adviser with respect to the application of the "substantially disproportionate" test to his particular facts and circumstances.

     A sale of Shares pursuant to the Offer will result in a "complete redemption" of a stockholder's interest in the Company if either (a) all of the Shares that the stockholder actually and constructively owns are sold pursuant to the Offer or otherwise, or (b) all of the Shares that the stockholder actually and constructively owns are sold pursuant to the Offer or otherwise, other than Shares constructively owned by reason of the family attribution rule, and the stockholder is eligible to waive and effectively does waive attribution of all Shares constructively owned by reason of the family attribution rule in accordance with section 302(c)(2) of the Code.

     Even if a stockholder's redemption of Shares pursuant to the Offer fails to satisfy the "substantially disproportionate" test or the "complete termination" test, a sale of Shares pursuant to the Offer nevertheless may satisfy the "not essentially equivalent to a dividend" test if the stockholder's sale of Shares pursuant to the Offer results in a "meaningful reduction" in the stockholder's proportionate interest in the Company. Whether a redemption will be "not essentially equivalent to a dividend" will depend upon the individual stockholder's facts and circumstances. In certain circumstances, even a small reduction in a stockholder's proportionate interest in the Company may satisfy this test. For example, the Internal Revenue Service ("IRS") in Revenue Ruling 76-385 concluded that a 3.3% reduction in the proportionate interest of a stockholder whose relative stock interest in a publicly held corporation was minimal (substantially less than 1%) and who exercised no control over corporate affairs constituted a "meaningful reduction." A stockholder expecting to rely upon the "not essentially equivalent to a dividend" test should consult his own tax adviser as to its application in his particular situation.

     If any of the three tests in section 302 of the Code is satisfied, a tendering stockholder will recognize gain or loss equal to the difference between the amount of cash the stockholder receives pursuant to the Offer and the stockholder's tax basis in the Shares sold pursuant to the Offer. Recognized gain or loss will be capital gain or loss, assuming the Shares are held as capital assets, and will be long-term capital gain or loss if the Shares are held for more than one year. Net capital gain recognized by certain noncorporate taxpayers, that is, the excess of the taxpayer's net long-term capital gain for a taxable year over net short-term capital loss for that year, is subject to Federal income tax at a maximum rate of 20 percent, while capital gain recognized on a disposition of Shares held for one year or less will be subject to tax at ordinary income tax rates. Capital gain recognized by a corporation is not subject to any preferential rate of tax. The deductibility of capital losses is subject to limitations.

     If none of the three tests under section 302 is satisfied, then, to the extent the Company has sufficient earnings and profits, the tendering stockholder will be treated as having received a dividend includible in gross income (and treated as ordinary income) in an amount equal to the entire amount of cash received by the stockholder pursuant to the Offer (without regard to gain or loss, if any).

     In the case of a corporate stockholder, if the cash paid is treated as a dividend, the dividend income may be eligible for the 70% dividends-received deduction. The dividends-received deduction is subject to certain limitations, and it may not be available if the corporate stockholder does not satisfy certain holding period requirements with respect to the Shares or if the Shares are treated as "debt financed portfolio stock" within the meaning of section 246A(c) of the Code. However, even if a dividends-received deduction is available, it is expected that the dividend will be treated as an "extraordinary dividend" under section 1059(a) of the Code, in which case the corporate stockholder's tax basis in Shares retained by the stockholder will be reduced, but not below zero, by the amount of the nontaxed portion of the dividend. Any amount of the nontaxed portion of the dividend in excess of the stockholder's basis generally will be treated as capital gain and will be recognized in the taxable year in which the extraordinary dividend is received. If a redemption of Shares from a corporate stockholder pursuant to the Offer is treated as a dividend as a result of the stockholder's constructive ownership of other Shares that it has an option or other right to acquire, the portion of the extraordinary dividend not otherwise taxed because of the dividends-received deduction will reduce the stockholder's adjusted tax basis only in its Shares sold pursuant to the Offer, and any excess of the non-taxed portion over basis will be taxable currently as gain on the sale of the Shares. A corporate stockholder should consult its tax adviser as to the availability of a dividends-received deduction and the application of section 1059 of the Code.

     "Backup withholding" at a rate of 31% will apply to payments made to certain stockholders pursuant to the Offer unless the stockholder has furnished his taxpayer identification number in the manner prescribed in applicable Treasury regulations, has certified that that number is correct, has certified as to no loss of exemption from backup withholding and meets certain other conditions. Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against the stockholder's U.S. federal income tax liability, provided the required information is furnished to the IRS.

     THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS BASED UPON PRESENT LAW. STOCKHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISERS WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE OFFER TO THEM, INCLUDING THE APPLICATION AND EFFECT OF THE ALTERNATIVE MINIMUM TAX, AND STATE, LOCAL AND FOREIGN TAX LAWS.

6.  PRICE RANGE OF SHARES; DIVIDENDS

     Market Information. The Company's common stock is currently listed on the Nasdaq National Market under the trading symbol "PEGI." The Company first listed its common stock on the Nasdaq SmallCap Market in February 1997. During the period from February 1997 to August 1997, the Company's common stock was also listed on the Boston Stock Exchange. In May 1999, the Company listed its common stock on the Nasdaq National Market. The following table sets forth the high and low closing sale prices of its common stock as reported on the Nasdaq SmallCap Market, the Boston Stock Exchange and Nasdaq National Market, respectively, for each calendar quarter commencing in February 1997 through June 30, 1999 (through August 1997 in the case of the Boston Stock Exchange).

                                                                    NASDAQ SMALLCAP MARKET
                                                                      CLOSING SALE PRICES
                                                                    -----------------------
YEAR                             PERIOD                               HIGH            LOW
----                             ------                             --------        -------
1997  First Quarter (Commencing February 6, 1997).................  $  8.875        $ 7.625
      Second Quarter..............................................     7.703          6.00
      Third Quarter...............................................    11.00           7.00
      Fourth Quarter..............................................    10.75           7.00
1998  First Quarter...............................................     8.50           7.00
      Second Quarter..............................................     9.75           7.62
      Third Quarter...............................................     9.25           6.25
      Fourth Quarter..............................................    10.375          5.00
1999  First Quarter...............................................    11.75           8.50
      Second Quarter (through May 6, 1999)........................     9.69           7.38

                                                                    NASDAQ NATIONAL MARKET
                                                                      CLOSING SALE PRICES
                                                                    -----------------------
YEAR                             PERIOD                              HIGH             LOW
----                             ------                             -------         -------
1999  Second Quarter (Commencing May 7, 1999).....................  $8.00           $2.75

                                                                    BOSTON STOCK EXCHANGE
                                                                     CLOSING SALE PRICES
                                                                    ---------------------
YEAR                             PERIOD                              HIGH           LOW
----                             ------                             ------         ------
1997  First Quarter (Commencing February 6, 1997).................  $8.38          $7.13
      Second Quarter..............................................   7.14           6.00
      Third Quarter...............................................   7.75           6.50

     As of August 31, 1999, the closing sale price of the Company's common stock on the Nasdaq National Market was $3.00 per share. As of August 31, 1999, there were approximately 411 holders of record of the Shares. A high percentage of the Shares held of record is registered in the names of brokerage firms and depositaries.

     On September 16, 1999, the last full day of trading prior to the announcement of the Offer, the closing price per Share as reported on the Nasdaq National Market was $2.75 per Share. Stockholders are urged to obtain a current market quotation for the Shares.

     Dividend Policy. The Company has never declared nor paid any cash dividends on its common stock and does not anticipate paying cash dividends in respect of its common stock in the foreseeable future. Any payment of cash dividends in the future will be at the discretion of the Company's Board of Directors and will depend upon, among other things, its earnings (if any), financial condition, cash flows, capital requirements and other relevant considerations, including applicable contractual restrictions and governmental regulations with respect to the payment of dividends.

7.  CERTAIN INFORMATION CONCERNING THE COMPANY

     Except as otherwise set forth herein, the information concerning the Company contained in this Offer to Purchase, including financial information, has been furnished by the Company.

     General. The Company is a Delaware corporation with its principal executive offices located at 10800 Biscayne Boulevard, Miami, Florida 33161. The Company, founded in 1988, provides temporary registered nurses and other professional medical personnel primarily to client hospitals; sells, on behalf of others, business insurance, including workers' compensation, property, liability, casualty, and other types of coverages, and provides risk management services, including cost containment, safety management and claims management services designed for segments of the franchise industry (particularly fast food restaurants, family-style restaurants and convenience stores); and provides reinsurance for certain workers' compensation and employer's liability insurance policies sold by the Company.

     Recent Developments. For the quarter ended June 30, 1999, the Company's total revenues were $16,334,000 as compared to $14,449,000 for the 1998 comparable period, representing a net increase of $1,885,000. For the quarter ended June 30, 1998, the Company's total revenues were $14,449,000 as compared to total revenues of $6,191,000 for the 1997 comparable period, representing a net increase of $8,258,000. For the quarter ended June 30, 1999, approximately 69%, 29% and 2% of the Company's total revenues were derived from its staffing, reinsurance captive and general agency businesses, respectively. For the quarter ended June 30, 1998, approximately 62%, 34% and 4% of the Company's total revenues were derived from its staffing, reinsurance captive and general agency businesses, respectively. For the quarter ended June 30, 1997, approximately 39%, 53% and 8% of the Company's total revenues were derived from its staffing, reinsurance captive and general agency businesses, respectively.

     For the six months ended June 30, 1999, the Company's total revenues were $31,880,000 compared to $24,506,000 for the 1998 comparable period, representing a net increase of $7,374,000. For the six months ended June 30, 1998, the Company's total revenues were $24,506,000 as compared to total revenues of $11,473,000 for the 1997 comparable period, representing a net increase of $13,033,000. For the six months ended June 30, 1999, approximately 70%, 28% and 2% of the Company's total revenues were derived from its staffing, reinsurance captive and general agency business, respectively. For the six months ended June 30, 1998, approximately 61%, 35% and 4% of the Company's total revenues were derived from its staffing, reinsurance captive and general agency business, respectively. For the six months ended June 30, 1997, approximately 41%, 49% and 10% of the Company's total revenues were derived from its staffing, reinsurance captive and general agency businesses, respectively.

     Historically, the Company's employee staffing business has been seasonal with the demand for Travelers being the highest in fourth and first quarters of the calendar year (September through March), due largely to increased demand particularly during the peak tourist and winter home period in Florida.

     Financial Information. Set forth below is certain selected financial information relating to the Company which has been excerpted or derived from the audited financial statements contained in the Company's Annual Report on Form 10-KSB for the year ended December 31, 1998 (the "Form 10-KSB") and the unaudited financial statements contained in the Company's quarterly report on Form 10-Q for the quarterly period ended June 30, 1999 (the "Form 10-Q"). More comprehensive financial information is included in the Form 10-KSB and Form 10-Q (including management's discussion and analysis of financial condition and results of operations) and other documents filed by the Company with the Commission. The financial information that follows is qualified in its entirety by reference to such reports and other documents, including the financial statements and related notes contained therein. Such reports and other documents may be examined and copies may be obtained from the offices of the Commission in the manner set forth below. In addition, Schedule III attached hereto sets forth the Form 10-KSB and Form 10-Q.

     The Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company's stockholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington,

D.C. 20549, and also should be available for inspection at the Commission's regional offices located at Seven World Trade Center, 13th Floor, New York, New York 10048 and the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials may also be obtained by mail, upon payment of the Commission's customary fees, by writing to its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. These materials filed by the Company with the Commission are also available at the web site of the Commission at "http://www.sec.gov." The information is also available for inspection at the Nasdaq Stock Market, 33 Whitehall Street, New York, New York 10004.

                         SELECTED FINANCIAL INFORMATION

     In March 1998, the Company purchased certain of the assets of HSSI Travel Nurse Operations, Inc. ("Travel Nurse"). In August 1998, the Company acquired NET Healthcare through a business combination that was accounted for as a "pooling of interests." As a result, the income statement data of the Company set forth in this Offer to Purchase includes the accounts and results of operations of (i) Travel Nurse from March 7, 1998 and (ii) NET Healthcare from January 1, 1997.

                                                            YEAR ENDED               SIX MONTHS
                                                           DECEMBER 31,            ENDED JUNE 30,
                                                        -------------------   -------------------------
                                                          1998       1997          1999          1998
                                                        --------   --------   ---------------   -------
                                                        (IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
Revenue:
  Staffing income.....................................  $34,462    $11,594        $22,172       $14,863
  Insurance income (1)................................   17,557     14,034          8,605         8,487
  Net investment income...............................    1,821      1,395            892           892
  Other income........................................      471        570            211           264
                                                        -------    -------        -------       -------
          Total revenue...............................   54,311     27,593         31,880        24,506
                                                        -------    -------        -------       -------
Expenses:
  Staffing costs......................................   27,140      9,611         17,061        11,597
  Insurance costs (2).................................   13,052     10,419          6,945         6,450
  Other operating expenses............................    9,814      6,081          6,327         4,520
                                                        -------    -------        -------       -------
          Total expenses..............................   50,006     26,111         30,333        22,567
                                                        -------    -------        -------       -------
Operating income before income taxes..................    4,305      1,482          1,547         1,938
                                                        -------    -------        -------       -------
Interest expense......................................    1,077        664            537           458
Other nonoperating expenses...........................      649         --            139           239
                                                        -------    -------        -------       -------
          Total nonoperating expenses.................    1,726        664            676           697
                                                        -------    -------        -------       -------
Income before income taxes............................    2,579        818            871         1,241
Income taxes..........................................      376        209            149           142
                                                        -------    -------        -------       -------
Net income............................................  $ 2,203    $   609        $   722       $ 1,099
                                                        =======    =======        =======       =======
Basic earnings per share..............................  $   .42    $   .12        $   .14       $   .21
                                                        =======    =======        =======       =======
Diluted earnings per share............................  $   .42    $   .12        $   .14       $   .21
                                                        =======    =======        =======       =======
Ratio of earnings to fixed charges....................     3.39       2.23           2.62          3.71
                                                        =======    =======        =======       =======

                                                         AS OF DECEMBER 31,          AS OF JUNE 30,
                                                        ---------------------   -------------------------
                                                          1998        1997           1999          1998
                                                        ---------   ---------   ---------------   -------
                                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)
BALANCE SHEET DATA:
Total assets..........................................   $56,407     $32,244        $62,991       $57,119
                                                         =======     =======        =======       =======
Notes Payable.........................................   $12,430     $ 2,440        $11,021       $15,020
                                                         =======     =======        =======       =======
Shareholders' equity..................................   $12,977     $10,774        $13,744       $11,551
                                                         =======     =======        =======       =======
Shareholders' equity per basic share outstanding......   $  2.48     $  2.14        $  2.62       $  2.20
                                                         =======     =======        =======       =======

---------------

(1) Includes premiums earned and net commission income.
(2) Includes losses and loss adjustment expenses incurred and amortization of deferred acquisition costs.

     Summary Unaudited Pro Forma Financial Information. The following unaudited pro forma financial information of the Company as of and for the year ended December 31, 1998 and as of and for the six months ended June 30, 1999 give effect to the Offer and are based on the estimates and assumptions set forth in the notes to such financial information. The balance sheet data give effect to the Offer as if it had occurred at the beginning of each relevant period. The pro forma financial information should be read in conjunction with the financial statements and related notes thereto included in the Form 10-KSB and the Forms 10-Q attached as Schedule III hereto. The pro forma financial data may not be indicative of actual results that would have been achieved if the Offer had occurred on the dates indicted or the results that may be realized in the future.

BALANCE SHEET DATA

                                         AS OF DECEMBER 31, 1998                             AS OF JUNE 30, 1999
                             -----------------------------------------------   -----------------------------------------------
                                          DEBIT        CREDIT                               DEBIT        CREDIT
                             ACTUAL    ADJUSTMENTS   ADJUSTMENTS   PRO FORMA   ACTUAL    ADJUSTMENTS   ADJUSTMENTS   PRO FORMA
                             -------   -----------   -----------   ---------   -------   -----------   -----------   ---------
                                                           (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                                            ASSETS
Cash and investments
  (includes restricted cash
  of $13,774 and $12,955 at
  December 31, 1998 and
  June 30, 1999,
  respectively)............  $34,459     $ 7,500(1)    $23,676(2)  $ 16,885    $39,513     $ 7,500(1)    $23,676(2)  $ 22,718
                                             582(3)        750(3)                              487(3)        375(3)
                                                           375(1)                                            375(1)
                                                           855(3)                                            356(3)
Accrued investment
  income...................      409                                    409        471                                    471
Receivables, net...........   11,201                                 11,201     11,899                                 11,899
Deferred policy acquisition
  costs....................    1,808                                  1,808      2,083                                  2,083
Property and equipment,
  net......................      898                                    898        939                                    939
Deposits...................      344                                    344        437                                    437
Goodwill and other
  intangible assets, net...    4,806                                  4,806      4,689                                  4,689
Other assets...............    2,482         375(1)        864(2)     1,918      2,959         375(1)        864(2)     2,433
                                                            75(3)                                             38(3)
                             -------     -------       -------     --------    -------     -------       -------     --------
        Total assets.......  $56,407     $ 8,457       $28,594     $ 38,270    $62,990     $ 8,362       $25,683     $ 45,669
                             =======     =======       =======     ========    =======     =======       =======     ========

                                             LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
  Notes payable............  $12,430     $10,535(2)    $ 7,500(1)  $  9,395    $11,021     $10,535(2)    $ 7,500(1)  $  7,986
  Unpaid losses and loss
    adjustment expenses....   13,879                                 13,879     18,113                                 18,113
  Insurance balances
    payable................    7,176                                  7,176      7,243                                  7,243
  Unearned premiums........    5,463                                  5,463      6,295                                  6,295
  Accounts payable and
    accrued expenses.......    1,588                                  1,588      2,124                                  2,124
  Other liabilities........    2,894         217(3)      1,557(2)     4,234      4,450          25(3)      1,557(2)     5,982
                             -------     -------       -------     --------    -------     -------       -------     --------
    Total liabilities......   43,430      10,752         9,057       41,735     49,246      10,560         9,057       47,743
                             -------     -------       -------     --------    -------     -------       -------     --------
Shareholders' equity:
  Common stock.............       58                                     58         58                                     58
  Additional paid-in
    capital................    9,892                                  9,892      9,937                                  9,937
  Retained earnings........    3,533         881(3)      2,651(2)     5,303      4,255         257(3)      2,651(2)     6,649
                             -------     -------       -------     --------    -------     -------       -------     --------
  Total shareholders'
    equity.................   13,483         881         2,651       15,253     14,250         257         2,651       16,644
  Treasury stock, at
    cost...................     (506)     18,212(2)                 (18,718)      (506)     18,212(2)                 (18,718)
                             -------     -------       -------     --------    -------     -------       -------     --------
  Net shareholders'
    equity.................   12,977      19,092         2,651       (3,465)    13,744      18,469         2,651       (2,074)
                             -------     -------       -------     --------    -------     -------       -------     --------
    Total liabilities and
      shareholders'
      equity...............  $56,407     $29,845       $11,708     $ 38,270    $62,990     $29,029       $11,708     $ 45,669
                             =======     =======       =======     ========    =======     =======       =======     ========
Book value per share.......  $  2.47                               $  (2.16)   $  2.62                               $  (1.29)
                             =======                               ========    =======                               ========

---------------

(1) Records the Loan and expenses related to the Offer of $375,000.
(2) Records purchase of 3,642,379 publicly held Shares and 1,092,778 Shares issuable upon conversion of the Company's Notes.
(3) Reflects pro forma operating adjustments.

STATEMENT OF OPERATIONS DATA

                                                        YEAR ENDED DECEMBER 31, 1998       SIX MONTHS ENDED JUNE 30, 1999
                                                      ---------------------------------   ---------------------------------
                                                      ACTUAL    ADJUSTMENTS   PRO FORMA   ACTUAL    ADJUSTMENTS   PRO FORMA
                                                      -------   -----------   ---------   -------   -----------   ---------
                                                                 (IN THOUSANDS, EXCEPT PER SHARE AND RATIO DATA)
Total revenues......................................  $54,311     $  (855)(1)  $53,456    $31,880        (356)(1)  $31,524
Total expenses......................................  $50,007     $     0      $50,007    $30,333     $     0      $30,333
                                                      -------     -------      -------    -------     -------      -------
Operating income before income taxes................  $ 4,304     $  (855)     $ 3,449    $ 1,547     $  (356)     $ 1,191
                                                      -------     -------      -------    -------     -------      -------
Interest expense....................................  $ 1,077     $  (582)(2)             $   537     $  (487)(2)
                                                                  $   750(3)   $ 1,245                $   375(3)   $   425
Other non-operating expenses........................  $   649     $    75(4)   $   724        139     $    38(4)   $   177
                                                      -------     -------      -------    -------     -------      -------
        Total non-operating expenses................  $ 1,726     $   243      $ 1,969    $   676     $   (75)     $   602
                                                      -------     -------      -------    -------     -------      -------
Income before income taxes..........................  $ 2,578     $(1,098)     $ 1,480    $   871     $  (282)     $   589
Income taxes........................................  $   376     $  (217)(5)  $   158    $   149     $   (25)(5)  $   124
                                                      -------     -------      -------    -------     -------      -------
Net income before extraordinary item................  $ 2,202     $  (881)     $ 1,322    $   722     $  (257)     $   465
Extraordinary item, net of income tax...............  $     0     $ 2,651(6)   $ 2,651    $     0     $ 2,651(6)   $ 2,651
                                                      -------     -------      -------    -------     -------      -------
Net income..........................................  $ 2,202     $ 1,770      $ 3,973    $   722     $ 2,394      $ 3,116
                                                      =======     =======      =======    =======     =======      =======
Net income before extraordinary item -- basic.......  $ 2,202     $  (881)     $ 1,322    $   722     $  (257)     $   465
Impact of convertible notes.........................  $   407     $  (407)     $     0    $   306     $  (306)     $     0
                                                      -------     -------      -------    -------     -------      -------
Net income before extraordinary item -- diluted.....  $ 2,609     $(1,288)     $ 1,322    $ 1,028     $  (563)     $   465
                                                      =======     =======      =======    =======     =======      =======
Extraordinary item, net of income tax...............  $     0     $ 2,651      $ 2,651    $     0     $ 2,651      $ 2,651
                                                      =======     =======      =======    =======     =======      =======
Weighted average shares outstanding -- basic........    5,242      (3,637)       1,605      5,247      (3,642)       1,605
Impact of convertible notes.........................      737        (737)           0      1,170      (1,170)           0
                                                      -------     -------      -------    -------     -------      -------
Weighted average shares outstanding -- diluted......    5,979      (4,374)       1,605      6,417      (4,812)       1,605
                                                      =======     =======      =======    =======     =======      =======
Net basic earnings per share before extraordinary
  item..............................................  $  0.42                  $  0.82    $  0.14                  $  0.29
                                                      =======                  =======    =======                  =======
Net diluted earnings per share before extraordinary
  item..............................................  $  0.42                  $  0.82    $  0.14                  $  0.29
                                                      =======                  =======    =======                  =======
Extraordinary item earnings per share -- basic......  $  0.00                  $  1.65    $  0.00                  $  1.65
                                                      =======                  =======    =======                  =======
Extraordinary item earnings per share -- diluted....  $  0.00                  $  1.65    $  0.00                  $  1.65
                                                      =======                  =======    =======                  =======
Ratio of earnings to fixed charges..................     3.39                     2.19       2.62                     2.39
                                                      =======                  =======    =======                  =======

---------------

(1) Reflects reduction of net investment income related to use of Company funds in connection with the Offer.
(2) Eliminates interest expense related to Notes. Assumes conversion of all unaffiliated outstanding Notes at or prior to the expiration of the Offer.
(3) Records interest expense associated with the Loan.
(4) Records amortization of estimated expenses associated with the Offer and the Loan.
(5) Records income tax effects on the above adjustments.
(6) Records gain on conversion of Notes, net of income tax effects.

     Forward-Looking Statements. This Offer to Purchase and certain documents referenced herein includes forward-looking statements. The Company has based these forward-looking statements largely on its expectations. Forward-looking statements are subject to a number of risks and uncertainties, certain of which are beyond its control. Actual results could differ materially from those anticipated as a result of numerous factors, including among other things: (1) economic, business and competitive conditions in the employee staffing and insurance industry and the economy in general and innovations of new insurance products; (2) the enactment of new laws and regulations, and the amendment of existing laws and regulations which could affect the Company's business; (3) changes in the Company's business strategy or development plan; (4) the Company's ability to obtain financing on acceptable terms when needed; (5) the Company's ability to continue to attract and retain personnel qualified to meet the staffing requirements of clients; and (6) the Company's ability to identify appropriate acquisition candidates, complete such acquisitions and successfully integrate acquired businesses.

8. FINANCING OF THE OFFER

     The total amount of funds required by the Company to consummate the Offer (and to pay related fees and expenses estimated to be approximately $375,000), assuming that all of the Shares held by the stockholders of the Company, other than the Remaining Stockholders, or 3,642,379 Shares in the aggregate, and all of the Shares underlying the Notes, or 1,092,778 Shares in the aggregate, are validly tendered and not withdrawn, is approximately $24 million. The Company expects to utilize up to $16.5 million of its unrestricted cash to consummate the Offer. As of June 30, 1999, on a pro forma basis, after giving effect to the Offer, assuming all of the Shares (other than Shares held by the Remaining Stockholders) and all of the unaffiliated Shares issuable upon the conversion of the Notes are tendered, the Company would have an unrestricted cash balance of approximately $9.8 million.

     The Company plans to finance the Offer through borrowings from City National under a $7.5 million line of credit facility, pursuant to a Loan and Security Agreement, dated October 12, 1999 (the "Loan").

     The borrower under the Loan is the Company. The Company plans to repay the Loan when due through internally generated funds.

     The Loan is a secured line of credit in a maximum principal amount of $7.5 million. As collateral for the Loan, the Company has granted to City National a first priority security interest in (i) all of the issued and outstanding shares of common stock of Preferred Staffing, and (ii) all of Preferred Staffing's accounts receivable.

     The Loan matures on October 10, 2000. Interest on the Loan is due and payable monthly until May 12, 2000 (the "Interest-Only Period"). After the Interest-Only Period, commencing on May 12, 2000 (the "Adjustment Date"), the Loan shall be repaid in monthly installments of principal based on a three-year amortization plus accrued interest. As of the Adjustment Date, the Loan will no longer be considered a line of credit facility, and the Company will not have the right to borrow any additional sums under the Loan.

     Interest on the Loan shall accrue at a variable interest rate of two percent (2%) per annum in excess of City National's base rate of interest announced from time to time. The Company shall also pay a commitment fee of $30,000 for the Loan, and a fee equal to one percent (1%) of each advance made under the Loan in excess of $3.0 million.

     The Loan contains restrictive covenants which impose limitations on the Company on, among other things: (i) the creation of mortgages, security interests and other liens in excess of $250,000 (exclusive of employment agreements and all leases); (ii) indebtedness for borrowed money in excess of $250,000; (iii) the sale or other disposition of accounts receivable at less than face value; (iv) a change in control of the Company; and (v) the payment by the Company of dividends. The Loan also contains various event of default provisions, including default in payment of principal or interest of the Loan, default in compliance with other terms of the Loan, bankruptcy, replacement, removal or resignation of Mr. Mel Harris as Chief Executive Officer of the Company, sale or assignment by Mr. Mel Harris of any Shares owned by him, and in the event that the Company's earnings before interest, taxes, depreciation and amortization for any quarterly period commencing with the fourth quarter of 1999 falls below $1,000,000.

9. DIVIDENDS AND DISTRIBUTIONS

     If, on or after September 17, 1999, the Company declares or pays any dividend on the Shares or makes any other distribution (including the issuance of additional shares of capital stock pursuant to a stock dividend or stock split, the issuance of other securities or the issuance of rights for the purchase of any securities) with respect to the Shares that is payable or distributable to stockholders of record on a date prior to the transfer to the name of the Company on the Company's stock transfer records of the Shares purchased pursuant to the Offer, then, without prejudice to the Company's rights under "The Tender Offer -- 11. Certain Conditions of the Offer," (i) the purchase price per Share payable by the Company pursuant to the Offer will be reduced to the extent any such dividend or distribution is payable in cash; and
(ii) any non-cash dividend, distribution or right will be received and held by the tendering stockholder for the account of the Company and will be required to be promptly remitted and transferred by each tendering stockholder to the Depositary for the account of the Company, accompanied by appropriate documentation of transfer. The Company does not anticipate declaring or paying any such dividends or making any such distributions.

10. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; QUOTATION AND EXCHANGE ACT REGISTRATION

     The purchase of Shares by the Company pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and will reduce the number of holders of record of the Shares, which could materially and adversely affect the liquidity and market value of the remaining Shares held by the public. If consummated, the Offer would also result in a change in the capitalization of the Company. The Shares are currently traded and listed on Nasdaq. As of August 31, 1999, there were 5,247,085 Shares issued and outstanding and approximately 411 holders of record of the outstanding Shares. Pursuant to Nasdaq's published guidelines, shares of common stock are not eligible to be included for listing if, among other things, the number of shares publicly held falls below 750,000, the number of record holders falls below 400 or the aggregate market value of such publicly held shares is less than $5 million. As a result, a delisting of the Shares may occur if even a small number of stockholders tender pursuant to the Offer.

     In addition, under Section 12(g) of the Exchange Act, registration under the Exchange Act may be terminated by an issuer if there are fewer than 300 holders of record of a class of security. The consummation of the Offer may result in (a) delisting of the Shares from Nasdaq because of the Company's failure to meet the maintenance requirements and (b) the termination of registration of the Shares under the Exchange Act. Shares held directly or indirectly by an officer or director of the issuer or by any beneficial owner of more than 10% of the shares of the issuer will ordinarily not be considered as being publicly held for this purpose. In the event the Shares were no longer listed on Nasdaq, price quotations might still be available from other sources, including the OTC Electronic Bulletin Board of the over-the-counter market. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of record holders of the Shares after the consummation of the Offer, the interest in maintaining a market in the Shares on the part of securities firms, the termination of registration under the Exchange Act as described below and other factors.

     The Shares are currently "margin securities" under the rules of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"). Among other things, this has the effect of allowing brokers to extend credit on the collateral of such Shares. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that, following the consummation of the Offer, the Shares will no longer constitute "margin securities" for purposes of the Federal Reserve Board's margin regulations. In such event, Shares could no longer be used as collateral for margin loans made by brokers.

     The Shares are currently registered under the Exchange Act, which requires, among other things, that the Company furnish certain information to its stockholders and the Commission and comply with the Commission's proxy rules in connection with meetings of the Company's stockholders. The Company has no present intention or plans to apply to the Commission to suspend its duty to file periodic reports after the completion of the Offer. However, registration of the Shares under the Exchange Act will likely be terminated upon application by the Company to the Commission if the Shares are at any time not listed on a national securities exchange and there are fewer than 300 holders of record of the Shares.

     The termination of the registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its stockholders and the Commission and would render inapplicable certain provisions of the Exchange Act, including requirements that the Company file periodic reports (including financial statements), requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, requirements that the Company's officers, directors and ten-percent stockholders file certain reports concerning ownership of the Company's equity securities and provisions that any profit by such officers, directors and stockholders realized through purchases and sales of the Company's equity securities within any six-month period may be recaptured by the Company. In addition, the liquidity and market value of the remaining Shares held by the public will be materially and adversely affected and the ability of "affiliates" of the Company and other persons to dispose of Shares which are "restricted securities" under Rule 144 under the Securities Act may be materially impaired or eliminated. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities" or eligible for listing on Nasdaq.

     Except for the Offer and as otherwise described in this Offer to Purchase, the Company has no other present plans or proposals that relate to or would result in (i) the acquisition by any person of additional securities of the Company, or the disposition of securities of the Company, (ii) any extraordinary corporate transaction, such as a merger, reorganization, liquidation, relocation of any operations of the Company or sale or transfer of a material amount of assets involving the Company or any of its subsidiaries, (iii) any material change in the present dividend policy or indebtedness or capitalization of the Company, (iv) any other material change in the Company's corporate structure or business or the composition of management, or (v) any change in the Company's certificate of incorporation, by-laws or instruments corresponding thereto or any other actions which may impede the acquisition of control of the Company by any person. However, the Company will continue to review its business plan and strategic direction and in such process may develop strategies for internal growth through expansion of products and services or growth through acquisitions.

     The Board of Directors has in the past considered and evaluated a possible sale of all or a significant part of its insurance business. Although the Company has determined not to pursue such a sale at this time, there can be no assurance given that the Company will not consider such a sale, or consummate any transaction involving a significant part of its insurance business, following the consummation of the Offer.

11.  CERTAIN CONDITIONS OF THE OFFER

     Notwithstanding any other provision of the Offer as described herein, the Company shall not be required to accept for payment or pay for any Shares tendered pursuant to the Offer, and may terminate or amend the Offer and may postpone the acceptance for payment of, and payment for, Shares tendered if, prior to the Expiration Date, the Company reasonably determines that any of the following conditions exist:

          a. the Company shall not have received the proceeds from the Loan sufficient to finance a portion of the Offer; or

          b. there shall have been threatened, instituted or pending any action or proceeding by any government or governmental, regulatory or administrative agency or authority or tribunal or any other person, domestic or foreign, or before any court or governmental, regulatory or administrative authority or agency or tribunal, domestic or foreign, which:
     (1) challenges the making of the Offer, the acquisition of Shares pursuant to the Offer or otherwise relates in any manner to the Offer or (2) in the Company's reasonable judgment, could materially affect the business, condition (financial or other), income, operations or prospects of the Company and its subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of the Company or any of its subsidiaries or materially impair the Offer's contemplated benefits to the Company; or

          c. there shall have been any claim, action or proceeding threatened, pending or taken, or any consent, license, authorization, permit or approval withheld, or any law, statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, enforced or deemed to be applicable to the Offer or the Company, by or before any court or any government or governmental, regulatory or administrative agency or authority (federal, state, local or foreign) or tribunal, domestic or foreign, which, in the reasonable judgment of the Company, could or might directly or indirectly (i) make the acceptance for payment of, or payment for, some or all of the Shares illegal or otherwise restrict or prohibit the consummation of the Offer, (ii) delay or restrict the ability of the Company, or render the Company unable, to accept for payment or pay for some or all of the Shares, (iii) materially affect the business, condition (financial or other), income, operations or prospects of the Company and its subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of the Company or any of its subsidiaries, or (iv) materially impair the contemplated benefits of the Offer to the Company; or

          d. there shall have occurred any of the following events: (i) the commencement of any state of war, international crisis or national emergency; (ii) the declaration of any banking moratorium or suspension of payments by banks in the United States or any limitation on the extension of credit by lending institutions in the United States; (iii) any general suspension of trading or limitation of prices for securities on any securities exchange or in the over-the-counter market in the United States;
     (iv) any
     significant adverse change in the market price of the Shares or any change in the general political, market, economic or financial conditions in the United States or abroad that could have a material adverse effect upon the trading of the Shares; (v) in the case of any of the foregoing existing at the time of the commencement of the Offer, in the reasonable judgment of the Company, a material acceleration or worsening effect thereof; or (vi) any decline in either the Dow Jones Industrial Average or the Standard and Poor's Index of 500 Industrial Companies by an amount in excess of 10% measured from the close of business on September 10, 1999; or

          e. a tender or exchange offer with respect to some or all of the Shares (other than the Offer), or a merger or acquisition proposal for the Company, shall have been proposed, announced or made by another person or shall have been publicly disclosed, or the Company shall have learned that any person or "group" (within the meaning of Section 13(d)(3) of the Exchange Act) shall have acquired or proposed to acquire beneficial ownership of more than five percent of the outstanding Shares (other than as a result of the Offer), or any new group shall have been formed that beneficially owns more than five percent of the outstanding Shares; or

          f. there shall have occurred any event which, in the reasonable judgment of the Company, has resulted in an actual or threatened material adverse change in the business, financial condition, assets, income, operations, prospects or stock ownership of the Company or which may adversely affect the value of the Shares; and, in the reasonable judgment of the Company, such event makes it inadvisable to proceed with the Offer or with acceptance for payment of or payment for any Shares; or

          g. the Company shall have agreed that it shall terminate the Offer or postpone the acceptance for payment of or payment for Shares thereunder; which, in the reasonable judgment of the Company in any such case, and regardless of the circumstances giving rise to any such condition, makes it inadvisable to proceed with such acceptance for payment or payment.

     The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances giving rise to any such condition or may be waived by the Company in whole or in part at any time and from time to time in its reasonable discretion. The failure by the Company at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

12.  CERTAIN LEGAL MATTERS AND REGULATORY APPROVALS

     General. The Company is not aware of any license or other regulatory permit that appears to be material to the business of the Company that might be adversely affected by the acquisition of Shares by the Company pursuant to the Offer. Should any such approval or other action be required, it is the Company's present intention to seek such approval or action. There can be no assurance that any such approval or other action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the business of the Company, or that certain parts of the businesses of the Company might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or other action or in the event that such approval was not obtained or such other action was not taken. The Company's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions. See "The Tender Offer -- Section
11. Certain Conditions of the Offer."

     The consummation of the Offer may result in a delisting of the Shares from Nasdaq and in the termination of the Company's reporting obligations under the Exchange Act. See "The Tender Offer -- 10. Effect of the Offer on the Market for the Shares; Quotation and Exchange Act Registration."

     Litigation. To the best knowledge of the Company, no lawsuits have been filed relating to the Offer since September 17, 1999, the date of the announcement by the Company that it proposed to acquire the Shares pursuant to the Offer.

13.  FEES AND EXPENSES

     Except as set forth below, the Company will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer.

     The Company has retained Morrow & Co., Inc., as the Information Agent, and American Stock Transfer & Trust Company, as the Depositary, in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telecopy, telegraph and personal interview and may request banks, brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners.

     As compensation for acting as Information Agent in connection with the Offer, Morrow & Co., Inc. will be paid estimated fees and expenses of approximately $6,500. The Information Agent will also be reimbursed for certain of its out-of-pocket expenses and may be indemnified against certain liabilities and expenses in connection with the Offer, including certain liabilities under the Federal securities laws. The Company has estimated that it will pay the Depositary fees and expenses of approximately $7,500 for its services in connection with the Offer, plus reimbursement for its out-of-pocket expenses, and will indemnify the Depositary against certain liabilities and expenses in connection therewith, including certain liabilities under the federal securities laws. Brokers, dealers, commercial banks and trust companies will be reimbursed by the Company for customary handling and mailing expenses incurred by them in forwarding material to their customers.

14.  MISCELLANEOUS

     The Company is not aware of any jurisdiction in which the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If the Company becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, the Company will make a good faith effort to comply with any such state statute. If, after such good faith effort, the Company cannot comply with any such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Company by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF THE COMPANY NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

     Pursuant to Rule 13e-3 and Rule 13e-4 of the General Rules and Regulations under the Exchange Act, the Company has filed with the Commission Schedule 13E-3 and Schedule 13E-4 together with exhibits, furnishing additional information with respect to the Offer and may file amendments thereto. Such statements, including exhibits and any amendments thereto, which furnish certain additional information with respect to the Offer, may be inspected at, and copies may be obtained from, the same places and in the same manner as set forth in "The Tender Offer -- 7. Certain Information Concerning the Company" (except that they will not be available at the regional offices of the Commission).

                                          PREFERRED EMPLOYERS HOLDINGS, INC.
                                          September 17, 1999

                                   SCHEDULE I

    EXECUTIVE OFFICERS AND DIRECTORS OF THE COMPANY; REMAINING STOCKHOLDERS

EXECUTIVE OFFICERS

     The following table sets forth the names and ages of the executive officers of the Company as of August 31, 1999 and the year in which they were first elected. Each executive officer of the Company serves at the pleasure of the Board of Directors. The business address for each executive officer is 10800 Biscayne Boulevard, Miami, Florida 33161. Each individual listed below is a citizen of the United States.

                                                                                      YEAR FIRST
                 NAME                   AGE                  POSITION                  ELECTED
                 ----                   ---                  --------                 ----------
Mel Harris............................  58    Chairman of the Board and                  1988
                                              Chief Executive Officer                    1993
Peter E. Kilissanly...................  52    President, Chief Operating Officer         1999
                                              and Director
William R. Dresback...................  51    Chief Financial Officer and                1993
                                              Senior Vice President                      1997
Jose Menendez.........................  38    Vice President, General Counsel and        1998
                                              Assistant Secretary                        1999
Nancy Ryan............................  43    Secretary and                              1999
                                              Vice President                             1992

DIRECTORS

     The following sets forth the names and ages of the members of the Board of Directors as of August 31, 1999 and the year in which they were first elected directors of the Company. All directors of the Company hold office until the next Annual Meeting of the Stockholders and until the election and qualification of their successors. Each individual listed below is a citizen of the United States.

                      NAME AND ADDRESS                        AGE   YEAR BECAME A DIRECTOR
                      ----------------                        ---   ----------------------
Mel Harris..................................................  58             1988
Peter E. Kilissanly.........................................  52             1999
Jack D. Burstein............................................  53             1997
Stuart J. Gordon............................................  68             1995
Alexander M. Haig, Jr.......................................  74             1999
Maxwell M. Rabb.............................................  88             1997

BIOGRAPHICAL INFORMATION

     Certain information about the executive officers and the directors of the Company is set forth below. This information has been furnished to the Company by the individuals named.

     Mel Harris has been a director of the Company since its inception in 1988 and has been its Chairman of the Board of Directors and Chief Executive Officer since April 1993. From May 1998 to January 1999, Mr. Harris served as the Company's President. Mr. Harris served as Vice Chairman of Jardine Insurance Brokers New York, Inc. from February 1992 until January 1994. From 1988 until February 1992, Mr. Harris served as Vice Chairman of Alexander & Alexander of New York, Inc. (a wholly-owned subsidiary of A&A Services, Inc.), a global insurance brokerage organization. Mr. Harris currently serves as President of International Insurance Group, Inc., an insurance brokerage company located in Miami, Florida and New York, New York. Mr. Harris is also a director and shareholder of Strategica Capital Corp., a merchant banking firm ("Strategica Capital"). Mr. Jack D. Burstein, a director of the Company, is the President of

Strategica Capital. Mr. Harris has agreed to devote such time as is necessary, and in any event no less than 80% of his business time, to the affairs of the Company.

     Peter E. Kilissanly has been President, Chief Operating Officer and a director of the Company since January 1999 and has been the President, Chief Executive Officer and a director of Preferred Healthcare Staffing, Inc., a wholly-owned subsidiary of the Company ("Preferred Staffing"), since March 1998. Prior to his employment with Preferred Staffing, from December 1986 to September 1997, Mr. Kilissanly served as President and Chief Operating Officer of Physician Corporation of America. In 1986, he served as Senior Vice President of Corporate Marketing and Communications of Equicor Health Plans. From 1984 to 1986, Mr. Kilissanly served as Senior Vice President of Corporate Marketing and Communications of HCA Health Plans.

     William R. Dresback has been the Chief Financial Officer of the Company since May 1993 and a Senior Vice President since February 1997. From May 1993 to January 1999, Mr. Dresback was the Secretary of the Company. From 1986 to 1992, Mr. Dresback served as Chief Financial Officer of Cobb Partners Financial, Inc. (previously a wholly-owned subsidiary of The Walt Disney Company), a national financial services company primarily involved in the mortgage banking, construction and real estate development businesses. From 1981 to 1986, Mr. Dresback served as Senior Vice President and Chief Financial Officer of International Financial Services, Inc. (a subsidiary of The Torchmark Corporation), an international financial services company primarily involved in the financial planning, life insurance and securities brokerage businesses. From 1969 to 1981, Mr. Dresback was employed by KPMG, LLP where he was responsible for managing the firm's South Florida Insurance Practice.

     Jose Menendez has been Vice President and General Counsel of the Company since joining the Company in April 1998. Mr. Menendez was appointed as Assistant Secretary in January 1999. From 1997 to April 1998, Mr. Menendez was Senior Vice President, General Counsel and Secretary of Physician Corporation of America ("PCA") and was responsible for all legal matters of PCA and its subsidiaries. From 1991 to 1997, Mr. Menendez was Vice President of Legal Affairs for PCA.

     Nancy Ryan has been a Vice President of the Company since July 1992 and in January 1999 Ms. Ryan was appointed as Secretary of the Company. From July 1992 to January 1999, Ms. Ryan was an Assistant Secretary of the Company. Ms. Ryan has over 12 years of experience in the commercial insurance industry. Ms. Ryan served as a Vice President of Jardine Insurance Brokers New York, Inc. from February 1992 until January 1994. From 1988 until February 1992, she served as a Vice President of Alexander & Alexander of New York, Inc. (a wholly-owned subsidiary of A&A Services, Inc.), a global insurance brokerage organization. Since 1984, Ms. Ryan has also served as a Vice President of International Insurance Group, Inc. Ms. Ryan has agreed to devote at least 80% of her business time to the affairs of the Company.

     Jack D. Burstein has been a director of the Company since January 1997. Mr. Burstein has been the Chairman and President of each of Strategica Group, Inc., a merchant bank ("Strategica Group") and Strategica Capital, an affiliate of Strategica Group and a merchant bank, since 1992. Mr. Harris, the Company's Chairman of the Board and Chief Executive Officer, is a director and shareholder of Strategica Capital. From 1984 to present, Mr. Burstein has served as Chief Executive Officer and President of American Capital Corp., a savings and loan holding corporation, and as Chief Executive Officer of TransCapital Financial Corporation, a savings and loan holding corporation. Prior to such time, Mr. Burstein was a senior partner and employee, respectively, in the accounting firms of Schecter Beame Burstein Price & Co. and Seidman & Seidman.

     Stuart J. Gordon has been a director of the Company since 1995. From March 1997 until August 1999, Mr. Gordon was of counsel to the law firm of Duane, Morris and Heckscher since March 1997. From 1989 until March 1997, Mr. Gordon was a partner at the law firm of Metzger, Hollis, Gordon & Alprin. Previously, Mr. Gordon served as the Special Assistant to the Comptroller of the Currency, Deputy Chairman and Treasurer of the United States Senate campaign of Daniel Patrick Moynihan, the First Administrative Assistant and Chief of Staff to Senator Moynihan (in Washington, D.C.) and Deputy Finance Chairman of the presidential campaign of Senator John Glenn. Mr. Gordon was appointed by the Governor of the State of Maryland to the Foster Care Review Board and served as a member of the Board of Governors of Daytop

Village. Mr. Gordon serves as a member of the Board of Advisors of the Independent College Fund of New York.

     Alexander M. Haig, Jr. has been a director of the Company since January 1999. Since August 1982, General Haig has been Chairman and President of Worldwide Associates, Inc., a business adviser to both U.S. and foreign companies in connection with international marketing and venture capital activities. From January 1981 until July 1982, General Haig served as Secretary of State of the United States. From December 1979 until January 1981, General Haig was President and Chief Operating Officer of United Technologies Corp. and is currently a senior consultant to such corporation. From 1974 through 1979, General Haig was the Supreme Allied Commander of NATO. Prior to that, he was White House Chief of Staff under the Nixon and Ford Administrations. General Haig currently serves on the Board of Directors of America Online, Inc., Interneuron Pharmaceuticals, Inc., MGM Grand, Inc. and Metro Goldwyn Mayer Inc.

     Maxwell M. Rabb has been a director of the Company since January 1997. Mr. Rabb has been of counsel to the law firm of Kramer, Levin, Naftalis & Frankel since 1991 and was a partner in the law firm of Stroock, Stroock & Lavan from 1958 to 1981 and from 1989 to 1991. Mr. Rabb served as the United States Ambassador to Italy from 1981 to 1989. In addition, Mr. Rabb serves as a director of the Sterling National Bank, MIC Industries, Inc., Liberty Cable Company, Inc., Black Hole Technologies, Inc., Data Software and Systems, Inc. and CompuTower.

     All of the Company's directors serve until the next annual meeting of stockholders or until their successors are duly elected and qualified. All of the Company's officers serve at the discretion of the Board of Directors, subject to rights, if any, under contracts of employment with the Company. There are no family relationships among the Company's directors and executive officers.

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

                                  SCHEDULE II

                            ADVEST FAIRNESS OPINION

ADVEST                                                        INVESTMENT BANKING
                                                              100 Federal Street
                                                                      29th Floor
ADVEST, INC.                                                    Boston, MA 02110
A Subsidiary of The Advest Group, Inc.                            (617) 423-0003
Serving Investors Since 1898                                 Fax: (617) 423-7190
--------------------------------------------------------------------------------

September 10, 1999

The Board of Directors and the Independent Committee
Preferred Employers Holdings, Inc.
10800 Biscayne Boulevard, 10(th) Floor
Miami, FL 33161-7487

Dear Members of Board of Directors and the Independent Committee:

       We understand that Preferred Employers Holdings, Inc. ("PEGI" or the "Company") proposes to purchase all of its issued and outstanding shares of common stock, $.01 par value per share, through a tender offer (the "Tender Offer"). The Tender Offer amount is $5.00 in cash per share (the "Consideration") and is being made to all shareholders of the Company, other than Mel Harris, the Chairman of the Board of Directors and Chief Executive Officer of the Company, and certain other principal stockholders of the Company (collectively, the "Remaining Stockholders").

       You have requested our opinion, as investment bankers, as to the fairness, from a financial point of view, of the Consideration to be received by the holders of Shares in the Tender Offer (this "Opinion"). It is understood that this Opinion shall be used by you solely in connection with your deliberation in regards to the fairness of the Consideration to be received by holders of Shares and for no other purpose, and that the Company will not furnish this Opinion or any other material prepared by Advest, Inc. ("Advest") to any other person or persons or use or refer to this Opinion for any other purpose without Advest's prior written approval. Advest understands and agrees that this Opinion may be referred to and reproduced in any proxy statement of the Company filed with the Securities and Exchange Commission in connection with the Tender Offer.

       Advest, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

       In connection with this opinion set forth herein, we have, among other things:

        (i) reviewed the Company's audited financial statements, as filed with the Securities and Exchange Commission, for the fiscal years ended December 31, 1997 and 1998;
        (ii) reviewed the Company's unaudited financial statements, as filed with the Securities and Exchange Commission, for the quarters ended March 31, 1999 and June 30, 1999;
        (iii) reviewed certain interim financial analyses and forecasts for PEGI prepared by management of the Company;

  Member: New York, American and Other Principal Stock Exchange. Member: SIPC

ADVEST

Preferred Employers Holdings, Inc.
September 10, 1999

        (iv) reviewed audited statutory financial statements of PEG Reinsurance Company, Ltd. (a wholly owned subsidiary of the Company) for the year ended December 1998;
        (v) reviewed the prospectus dated December 23, 1998 regarding the Company's 7% convertible subordinated promissory notes due May 2003;
        (vi) reviewed preliminary drafts of the documents that will be filed with the Securities and Exchange Commission, including the
              Schedule 13E-3 (Rule 13E-3 Transaction Statement) and the Schedule 13E-4 (Issuer Tender Offer Statement);
        (vii) held discussions with management of the Company regarding the business, operations and prospects of the Company;
        (viii) performed various financial analyses, as we deemed appropriate, of the Company using generally accepted analytical methodologies, including:
               (a) analysis of premium paid in public merger and acquisition transactions and a review of the historical trading prices and volume of the Shares on NASDAQ;
               (b) the application of the public trading multiples of companies, which we deemed comparable to the Company, to the financial results of the Company;
               (c) the application of the multiples reflected in recent public mergers and acquisitions, for businesses which we deemed comparable to the Company, to the financial results of the Company;
               (d) a discounted projected cash flow analysis; and
        (i) reviewed such other materials and performed such other financial studies, analyses, inquiries and investigations as we deemed appropriate.

       In our review and analysis and in formulating this Opinion, we have assumed and relied upon the accuracy and completeness of all information supplied or otherwise made available to us by the Company or obtained by us from other sources, and upon the assurance of the Company's management that they are not aware of any information or facts that would make the information provided to us incomplete or misleading. We have not attempted to independently verify any of such information. With respect to the projected financial statements referred to in clause (iii) above, we have been advised by the Company, and we have assumed, without independent investigation, that they have been reasonably prepared and reflect the Company's best estimates and judgments of the Company's future results of operations and financial condition at and for the periods specified therein, and we express no opinion with respect to such projected financial statements.

       The Company has agreed to pay Advest a fee for delivery of this opinion letter. Our opinion is necessarily based upon financial, economic, market and other conditions as they exist and can be evaluated by us on the date hereof. We disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting our opinion which may come or be brought to our attention after that date of the opinion unless specifically requested to do so.

       In the ordinary course of business, Advest provides research coverage and actively trades the securities of the Company for its own account and the accounts of its customers and, accordingly, may at any time hold a long or a short position in such securities. Advest may provide investment banking or financial advisory services to the Company in the future.

       Our opinion does not constitute a recommendation as to any action the Board of Directors of the Company or any stockholder of the Company should take in connection with the Tender Offer or any aspect thereof or alternatives thereto. Without limitation to the foregoing, this letter does not constitute a

ADVEST

Preferred Employers Holdings, Inc.
September 10, 1999

recommendation to any stockholder with respect to whether to elect to receive the Consideration or vote in favor of transactions contemplated by the Tender Offer, and should not be relied upon by any stockholder as such.

       In rendering our opinion, we have not been engaged as an agent or fiduciary of the Company's stockholders or of any other third party. Our opinion relates solely to the fairness, from a financial point of view, of the Consideration to be received by the holders of Shares in the Tender Offer. We express no opinion herein as to the structure, terms or effect of any other aspect of the transactions contemplated by, or provisions of, the Tender Offer.

       Based upon and subject to all the foregoing, we are of the opinion, as investment bankers, that as of the date hereof, the Consideration to be received by the holders of Shares pursuant to the Tender Offer is fair, from a financial point of view, to such holders.

Very truly yours,
Advest, Inc.

/s/ JEFF BARLOW
------------------------
Jeffrey G. Barlow
Managing Director